UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Perceptron, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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47827 Halyard Drive

Plymouth, Michigan 48170-2461

(734) 414-6100    Facsimile: (734) 414-4700

October 13, 2014

Dear Perceptron Shareholder:

You are cordially invited to attend the 2014 Annual Meeting of Shareholders of Perceptron, Inc. (the “Company”) to be held on Tuesday, November 11, 2014, at 9:00 a.m., local time, at 47827 Halyard Drive, Plymouth, Michigan 48170.

The attached notice of the meeting and Proxy Statement describe the items of business to be transacted:

(a)         The election of seven directors,

(b)         A non-binding resolution to approve the compensation of our named executive officers,

(c)          The ratification of the selection of BDO USA, LLP as the Company’s independent registered public accounting firm for fiscal 2015, and

(d)         Such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors encourages you to read the Proxy Statement carefully.  We have also made available a copy of our Annual Report for fiscal year 2014.  We encourage you to read the Annual Report, which includes information about our business and products, as well as our audited financial statements.

After the formal business session at the Annual Meeting of Shareholders, there will be a report to the shareholders on the progress of the Company along with a discussion period.  I look forward to seeing you at the Annual Meeting and hope you will make plans to attend.  Whether or not you plan to attend the meeting, I urge you to sign, date and return the accompanying proxy in the postage-paid envelope enclosed for your convenience so that as many shares as possible may be represented at the meeting.  No postage is required if the envelope is mailed in the United States.

Sincerely,

Jeffrey M. Armstrong

President and Chief Executive Officer

47827 Halyard Drive, Plymouth, Michigan 48170

NOTICE OF THE 2014 ANNUAL MEETING OF SHAREHOLDERS

TIME AND DATE	9:00 a.m., Eastern Time, on Tuesday, November 11, 2014

PLACE	Perceptron, Inc. Corporate Headquarters
47827 Halyard Drive
Plymouth, MI 48170

ITEMS OF BUSINESS	1. To elect seven directors to serve until the 2015 Annual Meeting of Shareholders and until their successors are elected and qualified;
2. To approve the compensation of our named executive officers;
3. To ratify the selection of BDO USA, LLP as the Company’s independent registered public accounting firm for fiscal 2015; and
4. To transact such other business as may properly come before the meeting or any adjournments thereof.

RECORD DATE	In order to vote, you must have been a shareholder at the close of business on September 19, 2014.

PROXY VOTING

It is important that your shares be represented and voted at the Annual Meeting. If you hold your shares beneficially in street name with a broker, you can vote your shares electronically via the Internet or by telephone. If you are a shareholder of record you can vote your shares by completing and returning the proxy card or voting instruction card. Voting instructions are printed on your proxy card and included in the accompanying Proxy Statement. You can revoke a proxy at any time prior to its exercise at the Annual Meeting by following the instructions in the Proxy Statement.

A certified list of shareholders entitled to vote at the meeting will be available for examination by any shareholder during the meeting at the corporate offices at 47827 Halyard Drive, Plymouth, Michigan 48170.

A copy of the 2014 Annual Report for the fiscal year ended June 30, 2014 and Proxy Statement accompanies this notice.

By the Order of the Board of Directors

David W. Geiss
Vice President, General Counsel & Secretary
October 13, 2014

The vote of every shareholder is important, and your cooperation in promptly voting by returning your marked, dated and signed proxy will be appreciated.  The proxy is revocable and will not affect your right to vote in person if you attend the meeting.  Your proxy will, however, help to assure a quorum and to avoid added proxy solicitation costs.

PERCEPTRON, INC.

2014 ANNUAL MEETING OF SHAREHOLDERS

PROXY STATEMENT

i

PROXY STATEMENT

PERCEPTRON, INC.

2014 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD AT 9:00 A.M. ON NOVEMBER 11, 2014

INTRODUCTION

This Proxy Statement and the accompanying Notice of the 2014 Annual Meeting of Shareholders, 2014 Annual Report and proxy card are furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Perceptron, Inc., a Michigan corporation (the “Company”).  The proxies are being solicited for use at the 2014 Annual Meeting of Shareholders (“Annual Meeting”) to be held at the Company’s corporate offices on Tuesday, November 11, 2014, at 9:00 a.m., local time, and at any adjournment of that meeting.  The Company’s corporate offices are located at 47827 Halyard Drive, Plymouth, Michigan 48170, and the Company’s telephone number is (734) 414-6100.  The Company expects that this Proxy Statement and the accompanying materials will be first sent or given to shareholders on or about October 15, 2014.

Only shareholders of record of the Company’s Common Stock, $0.01 par value (the “Common Stock”) at the close of business on September 19, 2014 (the “Record Date”) will be entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.  Shareholders of record on the Record Date are entitled to one vote per share on any matter that may properly come before the Annual Meeting.  As of the Record Date, there were 9,151,956 shares of Common Stock outstanding and entitled to vote.  The Company has no other class of stock outstanding.  The presence, either in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the Annual Meeting.  See “Share Ownership of Management and Certain Shareholders” for a description of the beneficial ownership of the Common Stock.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on November 11, 2014.

•                  The Notice of the 2014 Annual Meeting of Shareholders, Proxy Statement and our 2014 Annual Report are available at http://www.astproxyportal.com/ast/05067/.  The Notice of the 2014 Annual Meeting of Shareholders, Proxy Statement, our 2014 Annual Report and form of proxy were distributed via mail and made available via the Internet to shareholders on or about October 15, 2014.

Directors, officers and other employees of the Company may solicit, without additional compensation, proxies by any appropriate means, including personal interview, mail, telephone, courier service and facsimile transmissions.  Although the Company does not anticipate retaining a proxy solicitation firm to aid in solicitation of Proxies from its shareholders, if such a firm is retained, it would be paid customary fees and would be reimbursed for out-of-pocket expenses.  Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries which are record holders of the Company’s Common Stock to forward proxy soliciting material to the beneficial owners of such shares and the Company will reimburse such record holders for their reasonable expenses incurred in connection therewith.  The cost of soliciting proxies, including the preparation, assembling and mailing of the Notice of the 2014 Annual Meeting of Shareholders, the Proxy Statement, the 2014 Annual Report and the accompanying proxy card, as well as the cost of forwarding such material to the beneficial owners of Common Stock, will be borne by the Company.  Only one Notice of the 2014 Annual Meeting of Shareholders, Proxy Statement and Annual Report, as applicable, will be delivered to multiple shareholders sharing an address unless the Company has received contrary instructions from one or more of the shareholders.  Upon written or oral request from a shareholder who shares an address with another shareholder, the Company shall deliver a separate copy of the Notice of the 2014 Annual Meeting of Shareholders, Proxy Statement and Annual Report.  Shareholders can call or write the Company for a separate notice, annual report or proxy statement for the 2014 Annual Meeting or for a future meeting of shareholders at (734) 414-6100 or 47827 Halyard Drive, Plymouth, MI 48170-2461.  Similarly, those shareholders who share an address and wish to receive only one copy of the notice, annual report or proxy statement when they are receiving multiple copies can also call or write the Company at the number and address given above.

Shares may be voted by record holders in two separate ways as follows: (i) by completing and mailing the proxy, or (ii) by ballot at the Annual Meeting.  Shares represented by a duly executed proxy, unless previously revoked, will be voted at the Annual Meeting in accordance with the instructions of the shareholder thereon if the proxy is received by the Company before the close of business on November 10, 2014.  Shares represented by a proxy received after this time will be voted if the proxy is received by the Company in sufficient time to permit the necessary examination and tabulation of the proxy before the vote of shareholders is taken.  IF NO INSTRUCTIONS ARE PROVIDED ON A PROXY RETURNED BY THE SHAREHOLDER, SUCH SHARES WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS NAMED IN THIS PROXY STATEMENT, “FOR” THE APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AND “FOR” THE RATIFICATION OF THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM DESCRIBED IN THIS PROXY STATEMENT.  A proxy also gives Messrs. Jeffrey M. Armstrong, Keith R. Marchiando and David W. Geiss discretionary authority, to the extent permitted by law, to vote all shares of Common Stock represented by the proxy on any other matter that is properly presented for action at the meeting; however, the Board does not intend to present any other matters at the Annual Meeting.  Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted.  Proxies may be revoked by (i) filing with the Secretary of the Company, at or before the Annual Meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly executing a subsequent proxy relating to the same shares and delivering it to the Secretary of the Company at the Company’s corporate offices at or before the Annual Meeting, or (iii) attending the Annual Meeting and voting in person, if the shareholder is a shareholder of record (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy).

If a shareholder owns shares through a bank or brokerage firm in street name, the shareholder’s bank or brokerage firm is required to vote the shares according to the shareholder’s instructions.  In order to vote the shares, a shareholder will need to follow the directions the bank or brokerage firm provides.  Many banks and brokerage firms also offer the option of voting over the Internet or by telephone, instructions for which would be provided by the bank or brokerage firm on its vote instruction form.  Under the rules of The New York Stock Exchange (“NYSE”), if a shareholder does not give instructions to a brokerage firm, it may still be able to vote your shares with respect to certain “discretionary” matters that are deemed by the NYSE to be routine (e.g., the ratification of the appointment of independent auditors), but it will not be allowed to vote shares with respect to certain “non-discretionary” items.  If a shareholder does not provide voting instructions to a broker with respect to non-discretionary items such as the election of directors or the advisory vote on executive compensation, the shares will not be voted for any such proposal.  In such case, the shares will be treated as “broker non-votes.”  The ratification of the Company’s independent auditors is considered a routine matter, so a bank or broker will have discretionary authority to vote such shares held in street name on that proposal.  A broker non-vote may also occur if a broker fails to vote shares for any reason.

Abstentions, broker non-votes (i.e., shares held by brokers in street name, voting on certain matters due to discretionary authority or instructions from the beneficial owners but not voting on other matters due to lack of authority to vote on such matters from the beneficial owner) and withheld votes with respect to the election of directors, are counted only for purposes of determining whether a quorum is present at the 2014 Annual Meeting.  Broker non-votes and withheld votes will be excluded entirely from the vote on the election of directors and will, therefore, have no effect on the election.  Directors are elected by a plurality of the votes cast, so that only votes cast “for” directors are counted in determining which directors are elected.  Approval of the advisory vote on executive compensation and the ratification of the Company’s independent auditors require a majority of the votes cast on the matters.  For purposes of determining the number of votes cast with respect to the advisory vote on executive compensation and the ratification of the Company’s independent auditors, only those cast “for” or “against” are included, and abstentions and broker non-votes are not counted for this purpose.

MATTERS TO COME BEFORE THE MEETING

PROPOSAL 1 — ELECTION OF DIRECTORS

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES

At the Annual Meeting, Shareholders will be asked to elect a Board of seven directors to hold office, in accordance with the Bylaws of the Company, until the 2015 annual meeting and until the election and qualification of their successors, or until their resignation or removal.  The shares represented by properly executed proxies will be voted in accordance with the specifications made therein.  PROXIES WILL BE VOTED “FOR” THE ELECTION OF SUCH NOMINEES UNLESS THE SPECIFICATION IS MARKED ON THE PROXY INDICATING THAT AUTHORITY TO DO SO IS WITHHELD.  If a nominee is unable to serve or, for good cause, will not serve, the proxy confers discretionary authority to vote with respect to the election of any person to the Board.  The nominees receiving a plurality of votes cast at the Annual Meeting will be elected to the Board.  Shares may not be voted cumulatively for the election of directors.

The nominees named below have been selected by the Board of the Company.  Each of the nominees is currently a director of the Company.  The following table sets forth information regarding the nominees for election to the Company’s Board.  In addition, a description of the specific experience, qualifications, attributes and skills that led our Board to conclude that each of the nominees and each of the continuing members of the Board should serve as a director follows the biographical information of each nominee below.

Name and Age	Position, Principal Occupations and Other Directorships
W. Richard Marz, 71

Director since 2000 and Chairman of the Board since January 2008.  Mr. Marz is President of MMW Group, a private technology consulting group he founded in 2006.  From August 2005 to August 2006, he was a technical consultant to LSI Corporation (“LSI”), and prior to that time he was Executive Vice President, Worldwide Strategic Marketing (December 2003 to August 2005), Executive Vice President, Communications and ASIC Technology (July 2001 to December 2003) and Executive Vice President, Geographic Markets (May 1996 to July 2001) of LSI.  LSI is a semiconductor manufacturer.  Mr. Marz served as a director of one other public company, Lattice Semiconductor, Inc., during the past five years.

Mr. Marz brings to the Company extensive sales, marketing and engineering experience in semiconductor and related industries. Mr. Marz managed the field applications engineering activities in two corporations and the corporate marketing functions in two global semiconductor companies.  Mr. Marz also brings significant governance experience to the Company by way of his service on the boards of directors of various public and private companies.

Jeffrey M. Armstrong, 52

Director since 2013.  Since November 2013, Mr. Armstrong has been President and Chief Executive Officer of the Company.  Prior to that he served as Vice President and General Manager of DRS Consolidated Controls, Inc., a subsidiary of Finmeccanica SpA, an Italian conglomerate, from October 2008 to June 2013.  From February 2007 to October 2008, Mr. Armstrong was Vice President of Engineering and Operations for DRS Power and Control Technologies, Inc. DRS Consolidated Controls is focused on the development and delivery of highly engineered machinery control systems and services for global industrial and government energy customers.  Prior to joining DRS, Mr. Armstrong served in various management roles at General Dynamics Corporation from August 2001 to February 2007.  Mr. Armstrong was a submarine officer in the United States Navy from February 1987 to August 2001.

Mr. Armstrong brings to the Board significant operational, engineering and leadership experience gained through his experience as the Company’s President and Chief Executive Officer and as an executive in industry and the military.

Name and Age	Position, Principal Occupations and Other Directorships
Kenneth R. Dabrowski, 71

Director since 1999.  Mr. Dabrowski has been President of the Durant Group, L.L.C., a management consulting firm, since January 1999, and Chairman of the Advisory Board of American Industrial Partners, a New York based private equity firm. From 2005 to 2010, Mr. Dabrowski was a partner at American Industrial Partners.  He was a member of the faculty at Massachusetts Institute of Technology from June 1999 to January 2005.  Mr. Dabrowski was Vice President, Global Quality and Process Leadership, Ford Automotive Operations of Ford Motor Company from September 1996 to January 1999.

Mr. Dabrowski brings to the Board extensive engineering, product development, quality, information technology and automotive operations experience, as well as mergers and acquisitions experience from his work in private equity.

Philip J. DeCocco, 76

Director since 1996.  Mr. DeCocco has been President of Sturges House, LLC, a company founded by Mr. DeCocco, since 1983.  Sturges House, LLC offers executive recruiting and management consulting services in human resources, strategic planning, executive development and organization design and development to various companies.

Mr. DeCocco’s extensive senior level human resources and consulting experience provides the Board with valuable insights and guidance in the human resources arena, including executive compensation and benefits, the development and succession of management, human resources strategy, and specific human resources and strategic planning matters.

C. Richard Neely, Jr., 60

Director since 2014. Mr. Neely has been Senior Vice President and Chief Financial Officer at Intermolecular, Inc., an intellectual property development and services company, since October 2013.  From August 2012 to June 2013, Mr. Neely was Executive Vice President and Chief Financial Officer at Tessera Technologies Inc., a company that develops, invests in, licenses and delivers innovative miniaturization technologies and products for next-generation electronic devices. Mr. Neely served as Chief Financial Officer and Vice President of Supply Chain at Livescribe, Inc. from February 2011 to August 2012 and Senior Vice President and Chief Financial Officer at Monolithic Power Systems, Inc. from 2005 to January 2011. Mr. Neely served as a director of one other public company, Aviza Technology, Inc., during the past five years.

Mr. Neely’s extensive financial and executive management experience and financial expertise provide important insight to the Board.

Robert S. Oswald, 73

Director since 1996.  Mr. Oswald has been Chief Executive Officer since March 2006 and a director of Paice, LLC, which is in the business of developing hybrid electric power train technology.  Mr. Oswald was Chairman, Bendix Commercial Vehicle Systems, LLC, a manufacturer of air brakes and other safety systems, from October 2003 to December 2009 and served as Chairman and Chief Executive Officer from March 2002 to September 2003.  Mr. Oswald was Chairman, President and Chief Executive Officer of Robert Bosch Corporation, a manufacturer of automotive components and systems, and a member of the Board of Management of Robert Bosch, GmbH from July 1996 to December 2000.  Mr. Oswald served as a director of one other public company, Dura Automotive Systems, Inc., during the past five years.

Mr. Oswald brings a deep understanding of the automotive and commercial products industries from his many years serving in senior leadership roles at automotive and commercial product companies, as well as technical expertise from his engineering education and various operational positions throughout his career.

Name and Age	Position, Principal Occupations and Other Directorships
Terryll R. Smith, 64

Director since 1996.  Mr. Smith has been President and Chief Executive Officer of Water Security Corp., an early stage technology start-up focused on drinking water applications, since January 2007.  He was President and Chief Executive Officer of Novation Environmental Technologies Inc., a water purification company, from January 2000 to January 2007.  From 1998 to 1999, Mr. Smith was President and Chief Executive Officer of picoNetworks, an integrated circuits and software services company.  From 1989 to 1998, Mr. Smith held various senior sales and marketing positions including Group Vice President, Sales and Marketing, Group Vice President, Applications Solutions Products and Vice President, International Sales and Marketing with Advanced Micro Devices, Inc., a manufacturer of integrated circuits.

Mr. Smith brings considerable sales and marketing experience to the Board including extensive experience in international markets.

Director Compensation for Fiscal 2014

The following table provides information as to compensation paid by the Company for services rendered in all capacities to the Company and its subsidiaries during the fiscal year ended June 30, 2014 (“fiscal 2014”) by the members of our Board of Directors, other than Mr. Armstrong, whose compensation is described under “Compensation of Executive Officers.”  All payments to members of the Board of Directors set forth in the table are made pursuant to the standard director compensation arrangements described under “Standard Director Compensation Arrangements.”

DIRECTOR COMPENSATION FOR FISCAL 2014

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)(2)	Total ($)
W. Richard Marz	100,000	-	100,000
David J. Beattie	61,250	-	61,250
Kenneth R. Dabrowski	62,250	-	62,250
Philip J. DeCocco	67,250	-	67,250
C. Richard Neely, Jr.(3)	34,875	32,826	67,701
Robert S. Oswald	61,000	-	61,000
Terryll R. Smith	59,250	-	59,250

(1)         Represents the full grant date fair value associated with stock options awarded prior to the end of fiscal 2014 calculated in accordance with FASB ASC Topic 718, excluding any forfeiture reserves recorded for these awards.  There can be no assurance that the FASB ASC Topic 718 option award amounts shown above will ever be realized. The assumptions we used to calculate these amounts are included in Note 8 to our audited consolidated financial statements included in our Annual Report on Form 10-K for fiscal 2014.

(2)         At June 30, 2014, the members of our Board of Directors, other than Mr. Armstrong, held the following aggregate number of stock options:

W. Richard Marz	85,000
David J. Beattie	43,000
Kenneth R. Dabrowski	32,000
Philip J. DeCocco	43,000
C. Richard Neely, Jr.	8,000
Robert S. Oswald	43,000
Terryll R. Smith	32,000

(3)         On January 22, 2014, Mr. Neely was appointed to the Board of Directors effective immediately.

Standard Director Compensation Arrangements

Our standard compensation arrangements for our Board of Directors who are not our employees (the “Eligible Directors”) include the following retainers:

Type of Compensation	Director	Non-Executive Board Chair
Board Annual Retainer	$45,000	$100,000
Committee Chair Annual Retainers:
Audit and Management Development	$8,000	-
Nominating	$5,000	-
Committee Annual Retainers Per Committee	$3,000	-

The annual cash retainers identified above are paid quarterly on September 1, December 1, March 1 and June 1.  All Eligible Directors, other than the non-executive Board Chair, also receive $1,250 for each Board meeting attended.  In addition, directors are reimbursed for their out-of-pocket expenses incurred in attending Board and committee meetings.

Eligible Directors are also eligible to participate in the First Amended and Restated 2004 Stock Incentive Plan (“2004 Stock Plan”), which replaced the Directors Stock Option Plan.  The Management Development, Compensation and Stock Option Committee (the “Management Development Committee”) or, if there is no such committee or similar committee, the Board, administers the 2004 Stock Plan.  Unless otherwise specified in the 2004 Stock Plan, the Management Development Committee has the power to select the recipients of awards under the 2004 Stock Plan, including Eligible Directors, and has broad power to determine the terms of awards and to change such terms in various ways subsequent to grant.  The 2004 Stock Plan permits grants to Eligible Directors of non-qualified stock options, restricted stock, restricted stock units, stock appreciation rights, performance share awards, including cash, and deferred stock units at any time prior to August 27, 2023.  Except for a single incentive stock option grant of 10,000 options, the Management Development Committee has only awarded non-qualified stock options under the 2004 Stock Plan.  The exercise price for a non-qualified stock option will be not less than 100% of the fair market value of Common Stock on the date of grant.  Fair market value means, for purposes of determining the value of Common Stock on the grant date, the closing sale price of the Common Stock on The NASDAQ Stock Market’s Global Market (“NASDAQ Global Market”) on the grant date.  On February 3, 2014, upon his appointment to the Board of Directors, Mr. Neely received non-qualified stock options to purchase 8,000 shares under the 2004 Stock Plan, vesting one-fourth on each of the first four anniversaries of the date of grant.  No other Eligible Director received a grant of stock options in Fiscal 2014.  The exercisability of options under the 2004 Stock Plan is accelerated in the event of the occurrence of certain changes in control of the Company.  See “Compensation of Executive Officers – Potential Payments Upon Termination or Change in Control.”  In addition, such options become immediately exercisable in the event that the Eligible Director is re-nominated for election to the Board, but is not re-elected or, following a Change in Control, the Eligible Director’s service on the Board is terminated by the Company, he is not re-nominated by the Company to serve on the Board, or voluntarily resigns from the Board at the request of the Company.  All options granted under the 2004 Stock Plan are exercisable for a period of ten years from the date of grant, unless earlier terminated due to the termination of the Eligible Director’s service as a director of the Company.

The 2004 Stock Plan also permits Eligible Directors to purchase shares of Common Stock through the 2004 Stock Plan in exchange for all or a portion of the cash fees payable to them for serving as a director of the Company (“Directors Stock Purchase Rights Option”).  By December 31 of each year, a director must make his or her election to purchase shares of Common Stock in exchange for all or a portion of a director’s fees payable from December 1 of that year to November 30 of the next year.  No Eligible Director made an election under the Directors Stock Purchase Rights Option in fiscal 2014.

Directors fees are payable in cash on March 1, June 1, September 1 and December 1 of each year.  On each of these dates, we will determine the number of shares of the Common Stock each Director who has elected to participate in the Directors Stock Purchase Rights Option has earned on that date.  This determination will be made by dividing all director’s fees payable on each of those dates that the Director has elected to exchange for Common Stock, by the fair market value of the Common Stock on that date.  Any portion of the director’s fees payable on each of those dates that the Director has not elected to receive in Common Stock will be paid to the Director in cash.  The fair market value of the Common Stock will be determined by using the closing price of the Common Stock on the NASDAQ Global Market on the grant date (the first day of the month in which the quarterly payment date for directors’ fees falls).  We will issue share certificates for all shares of Common Stock purchased in a calendar year by December 15th of such year unless a director requests to receive his or her share certificate at any time during the year by sending written notice to the Company.

CORPORATE GOVERNANCE

Board Leadership Structure and Board and Committee Information

The Company’s Board consists of seven independent directors, including the Chairman of the Board, Mr. Marz, and one management director, Mr. Armstrong.  The Board is responsible for direction of the overall affairs of the Company.  The Board has established three standing committees, being the Audit Committee, the Management Development, Compensation and Stock Option Committee (the “Management Development Committee”) and the Nominating and Corporate Governance Committee (the “Nominating Committee”), as further detailed below.  Each of the committees is comprised solely of independent directors, and each committee has a different chair.  The Company believes that it is beneficial to have a non-executive Chairman who is responsible for leading the Board.  The Company also believes that a predominantly independent Board, mixed with the experience of its management director, constitutes a leadership structure that is most appropriate for the Company and its shareholders at this time because it supports strategy development and execution and facilitates information flow between senior management and the Board.  The Board retains the authority to modify this structure to best address the Company’s unique circumstances as and when appropriate.

Our directors are elected to serve until their successors are elected.  The Board, and each committee thereof, meets formally from time to time and also takes action by consent resolutions.  During the fiscal year ended June 30, 2014, the Board met a total of eight times.  All of the current directors who are standing for re-election attended at least 75% of the total meetings of the Board, and of any committee on which they served, held during the period in fiscal 2014 in which they served as directors or members of any such committees.  Our policy is that each director is strongly encouraged to attend the Annual Meeting of Shareholders if reasonably possible.  All of the directors attended the 2013 Annual Meeting of Shareholders in person.

Chairman.  Mr. Marz has been elected by the directors to serve as non-executive Chairman of the Board.  The Chairman provides leadership to enhance the Board’s effectiveness, presides over meetings of the directors, and serves as liaison between the Board and management.  The Chairman is responsible for determining when to hold executive sessions held by the independent directors.

The Board has delegated certain authority to an Audit Committee, a Management Development Committee and a Nominating Committee to assist it in executing its duties.  The Board has adopted charters for each of these Committees.  The charters are available on our website at www.perceptron.com. The Board determined that all of the directors, other than Mr. Armstrong, are “independent directors” as defined in Marketplace Rule 4200(a)(15) of The NASDAQ Stock Market, Inc. (“NASDAQ”).

The composition and principal functions of each Committee are as follows:

Audit Committee.  The Audit Committee is currently comprised of three outside members of the Board: Messrs. Neely, who serves as Chairman, Dabrowski and Oswald.  Mr. Neely has served as the Chairman of the Audit Committee since January 2014.  Mr. Oswald served as Chairman from October 2013 to January 2014.  James Ratigan served as Chairman from July 2013 to October 2013 until he resigned from the Board.  The Board determined that all of the members of the Audit Committee are independent as required by the rules of the Securities and Exchange Commission (“SEC”) and NASDAQ listing standards for audit committee members.  In addition, the Board determined that Mr. Neely qualified as an “audit committee financial expert” as defined by applicable SEC rules and that each of the Audit Committee members satisfies all other qualifications for Audit Committee members set forth in the applicable NASDAQ rules.  The Audit Committee held five meetings in fiscal 2014.

On November 18, 2009 the Board approved and adopted the Audit Committee’s revised charter.  The Audit Committee’s primary responsibilities include the following:

(i)	oversee the Company’s financial reporting process on behalf of the Board;
(ii)	review, appoint, compensate, retain and oversee the accounting firm to be appointed as the Company’s independent registered public accounting firm;
(iii)	review in advance the nature and extent of all services provided to the Company by its independent registered public accounting firm;

(iv)	review the independence of the Company’s independent registered public accounting firm;
(v)	review the scope, purpose and procedures of the audit;
(vi)

review the Company’s annual earnings press release, the audited financial statements and the proposed footnotes to be included in the Company’s Annual Report on Form 10-K with management and the auditors;

(vii)	report annually to the Board whether the Audit Committee recommends to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for filing with the SEC;
(viii)

review with such auditors its experience, findings and recommendations upon completion of the audit and receive from the auditors their required communications under generally accepted auditing standards;

(ix)	review the Company’s quarterly earnings releases and financial statements with management and the auditors;
(x)	review the Company’s Quarterly Reports on Form 10-Q for filing with the SEC;
(xi)	review the Company’s proxy statement when authority is delegated by the Board;
(xii)	review the adequacy of the Company’s internal accounting procedures and financial controls and management’s report on internal control over financial reporting required by applicable SEC rules;
(xiii)	oversee compliance by the Company with legal and regulatory requirements;
(xiv)	establish procedures for receipt, retention and handling of complaints and concerns regarding financial matters;
(xv)	act as the Qualified Legal Compliance Committee;
(xvi)	review and approve any related party transactions;
(xvii)	monitor the Company’s risk management activities; and
(xviii)	review and reassess annually the adequacy of the Audit Committee’s charter and performance.

Management Development, Compensation and Stock Option Committee.  The Management Development Committee is currently comprised of three outside members of the Board:  Messrs. DeCocco, who serves as Chairman, Dabrowski and Smith.  The Board determined that all members of the Management Development Committee are independent as required by the NASDAQ listing standards for compensation committees responsible for determining compensation of executive officers.  The committee held four meetings in fiscal 2014.

On May 21, 2013, the Board approved and adopted the Management Development Committee’s revised charter. The Management Development Committee’s primary responsibilities include the following:

(i)	review the Company’s compensation programs and policies;
(ii)	establish and administer the compensation programs and policies for the Company’s CEO and other officers and key employees under its purview;
(iii)	administer the Company’s stock-based compensation plans;
(iv)	review and recommend compensation for service on the Board;
(v)	provide a compensation committee report for inclusion in the Company’s proxy statement;
(vi)	monitor the Company’s succession planning; and
(vii)	review and reassess annually the adequacy of the Management Development Committee’s charter and performance.

Eleven employees are currently under the purview of the Management Development Committee, including all of the executive officers named in the Summary Compensation Table included herein.  Mr. Armstrong participates in meetings of the Management Development Committee and makes recommendations with respect to the annual compensation of employees under the Committee’s purview.  The Management Development Committee reviews and approves the compensation of employees under its purview other than Mr. Armstrong.  The Management Development Committee separately determines the compensation of Mr. Armstrong in executive session.  Pursuant to its charter, the Management Development Committee is authorized to retain its own compensation consultants and outside legal, accounting, and other advisers at the Company’s expense.  Such consultants and advisers report directly to the Management Development Committee and the committee has the sole authority to hire and fire any compensation consultants or advisers.  The Management Development Committee does not delegate its authority to such consultants or advisers. In fiscal 2014, the Management Development Committee engaged the services of Rahmberg, Stover and Associates, LLC (“Rahmberg”), a compensation consulting firm, and has considered such firm’s input in evaluating compensation trends and best practices, identifying peer group companies and benchmarking compensation data, and other aspects of administering the Company’s executive compensation program and equity compensation programs.  Rahmberg serves at the discretion of the Management Development Committee.

Nominating and Corporate Governance Committee.  The Nominating Committee is currently comprised of three outside members of the Board: Messrs. Beattie, who serves as Chairman, DeCocco and Oswald.  The Board determined that all members of the Nominating Committee are independent as required by the NASDAQ listing standards for nominating committee members.  The committee held five meetings in fiscal 2014.

On November 12, 2007, the Board approved and adopted the Nominating Committee’s revised charter. The Nominating Committee’s primary responsibilities include the following:

(i)	establish criteria for the selection of new Board members;
(ii)	conduct searches and interviews for individuals qualified to become Board members;
(iii)	make recommendations to the Board regarding director nominees to stand for election as directors at each annual meeting of shareholders or to fill vacancies on the Board;
(iv)	recommend to the Board the directors to serve on the standing committees of the Board and the structure and functions of such committees;
(v)	develop policies and procedures for Board consideration of shareholder recommendations of Board nominees and handling of shareholder proposals;
(vi)	develop a process for shareholders to communicate with the Board;
(vii)	advise the Board on corporate governance matters, including development, review and assessment of corporate governance principles;
(viii)	oversee the Board and committee self-evaluation process;
(ix)	evaluate independence of each Board member; and,
(x)	review and reassess annually the adequacy of the Nominating Committee’s charter and performance.

The Nominating Committee may use various methods to identify director candidates, including recommendations from existing Board members, management, shareholders, professionals and other sources outside the Company, which could include third party search firms.  The Nominating Committee will evaluate and screen the list of potential nominees and narrow the list to individuals they believe best satisfy the needs of the Company, with a strong preference given to the continuation of the current Board members.  The Nominating Committee will conduct interviews and gather additional information concerning the individuals, as they deem appropriate.  Based on the foregoing, the Nominating Committee will recommend to the Board the number of members of the Board to be elected at the next annual meeting of shareholders of the Company and the persons to be nominated for election to the Board.  Director candidates need not possess any specific minimum qualifications.  Rather, a candidate’s suitability for nomination and election to the Board will be evaluated in light of the portfolio of skills, experience, perspective and background required for the effective functioning of the Board.  While the Company does not have a formal written diversity policy, the Nominating Committee considers diversity of director nominees in terms of background, experience, skill set and expertise in matters relating to the Company’s business in an effort to promote balanced deliberation and consideration of matters presented to the Board.  Among the desired qualities that the Nominating Committee will consider are:  (i) high ethical character; (ii) practical intelligence and judgment, an inquiring mind and a good range of problem solving skills; (iii) independence; (iv) ability to work in a collaborative culture; (v) high-level leadership experience and personal achievement; (vi) sufficient personal commitment and time to devote to responsibilities as a director; and (vii) capacity and desire to represent the balanced best interests of the shareholders as a whole.

The Nominating Committee will consider candidates recommended by shareholders using the same procedures and standards utilized for evaluating candidates recommended by other sources except that the Nominating Committee will not consider a director nominee proposed by a shareholder if (i) the shareholder does not submit the required information timely (see “Shareholder Proposals and Nominees for 2015 Annual Meeting – Shareholder Nominees”); (ii) the shareholder or group of shareholders proposing the director nominee do not beneficially own, in the aggregate, more than 5% of the Company’s Common Stock, with the Common Stock used to satisfy this requirement owned for at least one year prior to the date of the recommendation, or (iii) the shareholder proposes as the nominee himself or herself, or an affiliate or affiliated party.  See “Shareholder Proposals and Nominees for

2015 Annual Meeting — Shareholder Nominees” for a description of the procedures to be used by shareholders to submit recommendations of possible director nominees to the Nominating Committee.

Board Role in Risk Oversight

The Company’s management team is responsible for identifying and monitoring the material risks facing the Company, and the Board is responsible for oversight of management’s efforts with respect to risk, which oversight occurs at both the Board and the committee level.  For example, the Audit Committee focuses on financial and accounting exposures and compliance; the Management Development Committee monitors risks arising from compensation policies and practices; and the Nominating Committee oversees risks associated with the Company’s fiduciary responsibilities, which include board membership, board structure and corporate governance.  Management provides regular updates throughout the year regarding the management of the risks they oversee.

The Company’s risk structure allows the Company’s independent directors to exercise effective oversight of the actions of management, led by Mr. Armstrong as President and Chief Executive Officer, in identifying the risks and implementing effective risk management policies and controls.

Shareholder Communications with the Board of Directors

Shareholders desiring to communicate with the Board or any individual director may send communications to the Board in writing by mail addressed to the Board of Directors or an individual director, c/o Vice President, General Counsel & Secretary, Perceptron, Inc., 47827 Halyard Drive, Plymouth, MI 48170 or by e-mail addressed to dgeiss@perceptron.com.

Code of Ethics

We have adopted a Code of Business Conduct and Ethics (“Code of Ethics”) that applies to the Company’s directors, executive officers and other employees.  The Code of Ethics is available on our website at www.perceptron.com.  Shareholders may also obtain a written copy of the Code of Ethics, without charge, by sending a written request to the Investor Relations Department, Perceptron, Inc., 47827 Halyard Drive, Plymouth, Michigan 48170.  We will disclose any amendments to, or waivers from, the provisions of the Code of Ethics applicable to the directors or executive officers on the Company’s website.

Certain information relating to corporate governance matters can be viewed at www.perceptron.com.  There we make available, free of charge, our (i) charters for the Audit Committee, Management Development Committee and Nominating Committee and (ii) Code of Ethics.  We intend to post additional information on this website from time to time as the Board adopts or revises policies and procedures.  The information found on our website is not part of this or any report we file with, or furnish to, the SEC.

Audit Committee Report

In accordance with its revised charter, which was approved and adopted by the Board on November 18, 2009, the Audit Committee provides assistance to the Board in fulfilling its responsibility to the shareholders, potential shareholders and investment community relating to corporate accounting, reporting practices of the Company and the quality and integrity of the accounting policies, internal controls and financial reports of the Company.  In doing so, it is the responsibility of the Audit Committee to maintain free and open communication between the Board, the Company’s independent registered public accounting firm and the financial management of the Company.

The Company’s management is primarily responsible for the preparation, presentation and integrity of the Company’s financial statements.  The Company’s independent registered public accounting firm, BDO USA, LLP, is responsible for performing an independent audit of the Company’s financial statements and expressing an opinion as to the conformity of the financial statements with generally accepted accounting principles.

The Audit Committee received from the independent registered public accounting firm and reviewed a formal written statement describing all relationships between the firm and the Company that might bear on the firm’s independence consistent with the applicable requirements of the Public Company Accounting Oversight Board (PCAOB) regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors’ independence.

The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, issued by the PCAOB, and, with and without management present, discussed and reviewed the results of the independent registered public accounting firm’s examination of the financial statements, their evaluation of the Company’s internal controls over financial reporting, and the overall quality of the Company’s accounting and financial reporting.

The Audit Committee reviewed and discussed with management and the independent registered public accounting firm the audited financial statements of the Company as of and for the fiscal year ended June 30, 2014, including the quality of accounting principles and significant judgments affecting the financial statements and the results of BDO’s independent audit described above.

The members of the Audit Committee are not engaged in the practice of auditing or accounting.  In performing its functions, the Audit Committee necessarily relies on the work and assurances of the Company’s management and the independent registered public accounting firm.

Based on the above-mentioned reviews and discussions with management and the independent registered public accounting firm and in light of its role and responsibilities, the Audit Committee recommended to the Board that the Company’s audited financial statements as of and for the fiscal year ended June 30, 2014 be included in the Company’s Annual Report on Form 10-K for the year ended June 30, 2014 for filing with the Securities and Exchange Commission.  Further, the Audit Committee approved the engagement of BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year ended June 30, 2015.

AUDIT COMMITTEE:	C. Richard Neely, Jr.
Kenneth R. Dabrowski
Robert S. Oswald

Management Development, Compensation and Stock Option Committee Interlocks and Insider Participation

The Management Development Committee currently consists of Messrs. Dabrowski, DeCocco and Smith.  During fiscal 2014, no member of the Management Development Committee served as an officer or employee of the Company or any of its subsidiaries nor had any member of the Management Development Committee formerly served as an officer of the Company or any of its subsidiaries.  See “Proposal 1 – Election of Directors.”  During fiscal 2014, none of our executive officers served on the board of directors or on the compensation committee of any other entity, any of whose executive officers served either on our Board or on our Management Development Committee.

PROPOSAL 2 – ADVISORY VOTE ON EXECUTIVE COMPENSATION

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, provides shareholders with the opportunity to vote to approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers.  This advisory vote is commonly known as “Say-on-Pay.”  Accordingly, the Board of Directors is asking our shareholders to indicate their support for the compensation of the Company’s named executive officers, as disclosed in this Proxy Statement.

At the 2013 Annual Meeting of Shareholders, our shareholders expressed a preference that advisory votes on executive compensation be held on an annual basis.  Consistent with this preference, the Board determined to implement an advisory vote on executive compensation on an annual basis until the next required vote on the frequency of shareholder votes on the compensation of executive officers.

This proposal is not intended to address the specific item of compensation, but rather the overall compensation of our named executive officers and the Company’s executive compensation program and practices.  Please read the “Compensation of Executive Officers,” together with the related compensation tables and narrative disclosure, below, for a detailed explanation of the Company’s executive compensation program and practices.

The Board is asking our shareholders to vote “FOR” the following non-binding resolution:

“Resolved, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis and the related compensation tables and narrative disclosure, in the Proxy Statement is hereby approved on an advisory basis.”

Required Vote

The approval of this proposal requires the affirmative vote of a majority of the votes cast by the shareholders.  As an advisory vote, the result will not be binding on the Board; however, the Management Development Committee, which is comprised solely of independent directors, will consider the outcome of the vote when evaluating the effectiveness of the Company’s compensation policies and practices.

PROXIES WILL BE VOTED “FOR” THE APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS UNLESS OTHERWISE INDICATED ON THE PROXY.

PROPOSAL 3 –

RATIFICATON OF COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 3

As provided in its charter, the Audit Committee selects our independent registered public accounting firm, reviews the scope of the annual audit and approves all audit and non-audit services permitted under applicable law to be performed by the independent registered public accounting firm.  The Audit Committee has evaluated the performance of BDO USA, LLP (“BDO”) and has selected them as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ended June 30, 2015.  BDO has served as our independent registered public accounting firm since January 7, 2013.  You are requested to ratify the Audit Committee’s appointment of BDO.  Representatives of BDO are expected to be present at the annual meeting and will be given the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions from shareholders present at the meeting.

A majority of the votes cast at the Annual Meeting is required for ratification.  However, by NASDAQ and SEC rules, selection of the Company’s independent registered public accounting firm is the direct responsibility of the Audit Committee.  Therefore, if shareholders fail to ratify the selection, the Audit Committee will seek to understand the reasons for such failure and will take those views into account in this and future appointments.  Even if the current selection is ratified by shareholders, the Audit Committee reserves the right to appoint a different independent registered public accounting firm at any time during the fiscal year if the Audit Committee determines that such change would be in the best interests of the Company and its shareholders.

Additional information regarding the Company’s independent registered public accounting firm can be found on page 35.

Required Vote

Approval of the ratification of the Company’s independent auditors requires a majority of the votes cast on the matter.

PROXIES WILL BE VOTED “FOR” THE RATIFICATION OF THE COMPANY’S INDEPENDENT AUDITORS UNLESS OTHERWISE INDICATED ON THE PROXY.

SHARE OWNERSHIP OF MANAGEMENT AND CERTAIN SHAREHOLDERS

Principal Shareholders

The following table sets forth information with respect to beneficial ownership of the Common Stock by each person known by us to be the beneficial owner of more than five percent of our outstanding Common Stock.  The number of shares reported is as of the dates indicated in the footnotes below.  The percentage of class is based on 9,151,956 shares of Common Stock outstanding on September 19, 2014.  The information has been furnished by each such person.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class
Ariel Investments, LLC 200 E. Randolph Dr., Suite 2900 Chicago, IL 60601	1,323,726(2)	14.46
Dimensional Fund Advisors LP Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	666,758(3)	7.29
Wellington Management Company, LLP and Wellington Trust Company, NA 280 Congress Street Boston, MA 02210	574,377(4)	6.28
Renaissance Technologies LLC and Renaissance Technologies Holdings Corporation 800 Third Avenue New York, New York 10022	503,200(5)	5.50

———

(1)   Unless otherwise indicated below, each shareholder listed has sole voting and sole investment power with respect to all shares beneficially owned by such person.

(2)   Based upon a Holdings Report on Schedule 13F – HR, dated and filed with the SEC on August 14, 2014, by Ariel Investments, LLC (“Ariel”), which disclosed that Ariel owned 1,323,726 shares as of June 30, 2014.  In its statement on Schedule 13G, filed with the SEC on February 14, 2014, Ariel reported that it had sole power to dispose of 1,114,329 shares and sole power to vote 707,566 shares of Common Stock.   Further, based upon its statement on Schedule 13G, the shares of Common Stock are beneficially owned by accounts which are advised by Ariel and none of which own more than 5% of the shares of Common Stock.

(3)   Based upon a Holdings Report on Schedule 13F – HR, dated and filed with the SEC on August 8, 2014, by Dimensional Fund Advisors LP (“Dimensional”), which disclosed that Dimensional owned 666,758 shares as of June 30, 2014.  In its statement on Schedule 13G, dated and filed with the SEC on February 10, 2014, Dimensional reported that it had sole power to dispose of 637,338 shares and sole power to vote 617,109 shares of Common Stock.  Further, based upon its statement on Schedule 13G, the shares of Common Stock are beneficially owned by investment companies, trusts and accounts which are advised by Dimensional and none of which own more than 5% of the shares of Common Stock.  Dimensional disclaims beneficial ownership of such shares of Common Stock.

(4)   Based upon its statement on Schedule 13G, dated and filed with the SEC on February 14, 2014, Wellington Management Company, LLP (“Wellington Management”) reported that it had shared power to dispose of, and to vote, 574,377 shares of Common Stock.  Further, based on its statement on Schedule 13G, the shares are held of record by clients which are advised by Wellington Management, one of which, Wellington Trust Company, NA (“Wellington Trust”), owns more than 5% of the shares of Common Stock.  Based upon its statement on Schedule 13G, dated and filed with the SEC on April 10, 2014, Wellington Trust reported that it had shared power to dispose of, and to vote, 461,910 shares of Common Stock.

(5)   Based upon a Holdings Report on Schedule 13F – HR, dated and filed with the SEC on August 13, 2014, by Renaissance Technologies LLC (“Renaissance”), which disclosed that Renaissance owned 503,200 shares as of June 30, 2014.  In their statement on Schedule 13G, filed with the SEC on February 13, 2014, Renaissance and its majority owner, Renaissance Technologies Holdings Corporation, disclosed that they beneficially owned 522,600 shares of Common Stock.

Beneficial Ownership by Directors and Executive Officers

The following table sets forth information with respect to beneficial ownership of the Common Stock by each of our directors and director nominees, the persons named in the Summary Compensation Table and by all our directors and executive officers as a group as of September 19, 2014, unless otherwise indicated.  The information as to each person has been furnished by such person and, except as where otherwise indicated, each person has sole voting power and sole investment power with respect to all shares beneficially owned by such person.

Name of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership	Percent of Class
Jeffrey M. Armstrong (2)	0	*
David J. Beattie (2)(3)	42,290	*
Kenneth R. Dabrowski (2)(4)	84,307	*
Philip J. DeCocco (2)(5)	127,068	1.38
W. Richard Marz (2)(6)	153,779	1.67
C. Richard Neely, Jr. (2)	0	*
Robert S. Oswald (2)(7)	147,805	1.61
Terryll R. Smith (2)(8)	27,000	*
Mark S. Hoefing (9)	109,495	1.19
Keith R. Marchiando	0	*
Sylvia M. Smith (10)	32,507	*
Harry T. Rittenour (11)	6,700	*
John H. Lowry, III (12)	12,305	*
All current executive officers and directors as a group (10 persons) (13)	691,744	7.32

* Less than 1% of class

(1)                     To the best of the Company’s knowledge, based on information reported by such directors and officers or contained in the Company’s shareholder records.

(2)                     Serves as a member of the Board of the Company.

(3)                     Includes options to purchase 35,000 shares of Common Stock, which are presently exercisable or which are exercisable within 60 days of September 19, 2014.

(4)                     Includes options to purchase 24,000 shares of Common Stock, which are presently exercisable or which are exercisable within 60 days of September 19, 2014.

(5)                     Includes options to purchase 35,000 shares of Common Stock, which are presently exercisable or which are exercisable within 60 days of September 19, 2014.

(6)                     Includes options to purchase 77,000 shares of Common Stock, which are presently exercisable or which are exercisable within 60 days of September 19, 2014.

(7)                     Includes options to purchase 35,000 shares of Common Stock, which are presently exercisable or which are exercisable within 60 days of September 19, 2014.

(8)                     Includes options to purchase 24,000 shares of Common Stock, which are presently exercisable or which are exercisable within 60 days of September 19, 2014.

(9)                     Includes options to purchase 63,250 shares of Common Stock, which are presently exercisable or which are exercisable within 60 days of September 19, 2014.

(10)              Includes options to purchase 12,500 shares of Common Stock, which are presently exercisable or which are exercisable within 60 days of September 19, 2014.  Ms. Smith served as Acting Chief Financial Officer from December 31, 2013 to February 17, 2014.

(11)              Harry T. Rittenour resigned as President and Chief Executive Officer on November 4, 2013.

(12)              John H. Lowry, III resigned as Vice President – Finance and Chief Financial Officer on December 31, 2013.

(13)              Includes options to purchase 293,250 shares of Common Stock, which are presently exercisable or which are exercisable within 60 days of September 19, 2014.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the securities laws of the United States, our directors, executive (and certain other) officers, and any persons holding more than ten percent of the Common Stock are required to report their ownership of the Common Stock and any changes in that ownership to the SEC.  Directors, officers and greater than ten percent shareholders are required by the SEC to furnish us with copies of all Section 16(a) reports they file.  Specific due dates for these reports have been established and we are required to report in this proxy statement any failure to file by these dates during our last fiscal year.  To our knowledge, all of these filing requirements were satisfied during our last fiscal year by our officers, directors and ten percent shareholders except that Mr. Marchiando failed due to an administrative oversight to disclose his initial report of ownership of Common Stock on a Form 3 in a timely manner.  In making this statement, we have relied solely on the representations of our directors, officers and ten percent shareholders and copies of the reports that have been filed with the SEC.

EXECUTIVE OFFICERS

The executive officers listed below were appointed by the Board and serve in the capacities indicated. Executive officers are normally appointed annually by the Board and serve at the pleasure of the Board.

Name and Age	Position and Principal Occupations

Jeffrey M. Armstrong, 52	President and Chief Executive Officer of the Company since November 2013. Mr. Armstrong’s business experience is described under “Proposal 1 – Election of Directors.”
Mark S. Hoefing, 55

Chief Operating Officer of the Company since January 2014. Mr. Hoefing was Senior Vice President of the Company from March 2008 to January 2014 and acting head of Global Automotive Business Unit from September 2007 to March 2008. Prior to that he was Vice President - Sales and Marketing of the Company from December 2004 until March 2008.

Keith R. Marchiando, 52

Vice President – Finance and Chief Financial Officer of the Company since February 2014. Mr. Marchiando served as Executive Vice President and Chief Financial Officer of Carbon Motors Corporation, a specialty vehicle original equipment manufacturer from January 2008 to February 2013. He served as Chief Financial Officer at Dura Automotive Systems, Inc., an automotive and special vehicle component supplier from March 2005 through December 2006. Both Carbon Motors and Dura filed a petition under the United States federal bankruptcy laws while or shortly after Mr. Marchiando was an executive officer of these companies.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

Executive Summary.  This Compensation Discussion and Analysis (“CD&A”) is intended to provide information about our compensation objectives and policies for our principal executive officer, our principal financial officer and our other named executive officers ( the “NEOs”) included in the Summary Compensation Table that follows this discussion.  This CD&A is intended to place in perspective the compensation information contained in the tables that follow this discussion.

During fiscal 2014, the Management Development Committee, after reviewing the Company’s executive compensation programs, determined not to make any significant changes to the Company’s executive compensation programs.  This approach was supported by the results of the advisory vote by shareholders of the Company at the Annual Meeting of Shareholders held on November 12, 2013 at which the “Say on Pay” Advisory Vote on Executive Compensation was approved by 98.9% of the shareholders voting on the proposal.

General Philosophy.   Our objective is to provide a superior return to shareholders.  To support this objective, we believe that we must attract, retain and motivate top quality executive talent.  Our executive compensation program is a critical tool in this process.

Our executive compensation program consists of five components:

•                                          Base salary;

•                                          Annual cash profit sharing incentive opportunities;

•                                          Long-term incentives represented by stock-based awards;

•                                          Employee benefits; and

•                                          Severance and change in control benefits.

Our compensation philosophy at all levels of the organization emphasizes performance-based compensation.  This is particularly true of our executive compensation program, which has been designed to link executive compensation to Company performance through at-risk compensation opportunities, providing significant reward to executives who contribute to our success.  A significant portion of our NEOs and other executives’ potential annual cash compensation is tied to our profitability goals.  We provide long-term incentives to our team through periodic stock awards.  Through stock awards to our NEOs and other executives, we have tied a significant portion of their future compensation potential to the creation of long-term shareholder value.  Further, we believe that stock-based incentives for team members, in addition to providing an incentive for their continued employment, more closely align their interests with those of the Company and its shareholders.

Our approach to NEO base salaries is to ensure that they are competitive so that they are effective in attracting and retaining a high quality executive team.  Similarly, in designing our employee benefit programs and severance and change in control benefits, we strive to offer benefits consistent with the general practice of comparable companies.

We believe that compensation should be simple, straightforward and easily understood by the recipients.  As a result, our incentive compensation programs have generally been tied to a limited number of key Company-wide performance metrics that can be objectively measured.

We have announced and are implementing a new corporate strategy designed to leverage our leading technologies and market position to accelerate the next evolution of growth of the Company as well as increase diversification across industries.  The four components of our strategy are:  profitable growth in core markets; broaden and extend our technical leadership; pursue prudent market diversification, and maintain operational excellence and fiscal discipline.

In the coming years, we will revise and refine our executive and non-executive compensation programs to properly motivate our executives and team to implement this strategy.  We will directly reward them for growth on a Company-wide basis, as well as for achieving goals and objectives within their control that drive the implementation of the strategy.

The Role of the Management Development Committee and Chief Executive Officer in the Compensation Process.  The Management Development Committee is responsible for the planning, review and administration of our executive compensation program and stock-based executive compensation programs. During the fiscal year ended June 30, 2014, all members of this Committee were non-employee directors of the Company.  The Management Development Committee generally meets in conjunction with regularly scheduled Board meetings, although occasionally the Committee meets between Board meetings at the request of the Chief Executive Officer to deal with more immediate executive compensation matters.

The Management Development Committee generally reviews the components of executive compensation on an annual basis to determine whether there should be any adjustments in base salary, to establish the annual cash profit sharing incentive plan, to determine if stock-based incentives should be granted and to review the terms of our other executive compensation programs.  Each year the Chief Executive Officer presents an evaluation of the performance of the NEOs and other executive team members to the Management Development Committee.  Based upon this evaluation, the Chief Executive Officer makes recommendations to the Management Development Committee regarding compensation for the NEOs and other executives, other than himself.  The Chief Executive Officer may make recommendations regarding changes in a particular NEO or other executive’s compensation more frequently than annually as a result of changes in circumstances, such as the assumption of increased executive level responsibilities.  When setting each element of executive compensation, the Management Development Committee also receives a numeric summary of the elements of all of the executives’ compensation packages since their date of employment.  The Management Development Committee considers the recommendations of the Chief Executive Officer, as well as the other information provided to them by the Company, and then establishes compensation for the NEOs and other executives, either annually or periodically as the need arises.

The Management Development Committee independently assesses the performance of the Chief Executive Officer.  Based upon that assessment, the performance of the Company and the Management Development

Committee’s decisions regarding the compensation of the other NEOs and executives, the Management Development Committee independently establishes the compensation of the Chief Executive Officer, without any recommendations from or participation by the Chief Executive Officer in that process.

The Management Development Committee has not established a set percentage relationship between the size of the Chief Executive Officer’s compensation package as compared to the other NEOs.  However, historically one of the factors considered by the Management Development Committee in setting the Chief Executive Officer’s compensation is the level of compensation awarded to the other NEOs for each element of compensation.

The base salary, annual cash profit sharing incentive opportunity, stock-based incentives and other compensation terms for new executive officers are established by the Management Development Committee based upon the executive’s qualifications, position and level of responsibility as compared with our other executives, our profitability and other factors, such as assessments of individual performance and market practices, and, in the case of executive officers other than the Chief Executive Officer, upon the recommendation of the Chief Executive Officer.

The Chief Executive Officer typically proposes the terms of an annual profit sharing plan to the Management Development Committee for consideration.  The Committee revises the plan as it deems appropriate and approves the final plan, usually in the first quarter of the fiscal year.

The Management Development Committee generally reviews all elements of compensation as a whole in establishing executive compensation.  It does not have a pre-set formula for the proper mix of the elements, other than the annual cash profit sharing incentive.  In the case of our annual profit sharing incentive, each of our team members, including the NEOs and other executives, has a set target percentage of his or her base salary that can be earned as an annual cash profit sharing incentive for achievement of Company-wide performance metrics.

The Role of Risk Assessment in Compensation Planning.  As part of its process of developing and implementing the Company’s compensation programs for both executive and non-executive team members, the Management Development Committee considers whether the programs being proposed have the potential to create risks that could have a material adverse effect on the Company.  The Management Development Committee believes that the Company’s compensation programs have been structured with an appropriate balance between providing strong compensation-related incentives to the team to drive revenue and profit growth, without encouraging them to take excessive risks to achieve growth.  For instance, while the Company uses performance-based compensation at all levels of its compensation program, base salary still represents the largest single portion of all team members’ compensation.  This encourages team members to take appropriate risks to achieve established goals, but tempered by the need to maintain the Company’s long-term established business assets and value.  Further, Company revenue and operating income targets used in the annual profit sharing non-equity plan are based upon the Company’s operating budget for the fiscal year generally developed by the executives and the team and approved by the Company’s Board of Directors.  By setting targets in this fashion, the Management Development Committee strives to set realistic targets to drive reasonably achievable growth.  In addition, the amount that can be earned by the executives and the team under this plan are capped at a percentage of the team member’s base salary, discouraging risk taking to achieve performance levels significantly above the expected levels of performance.

Key Elements of Compensation for Fiscal 2014

Base Salary.  The Management Development Committee recognizes the importance of a competitive compensation structure in retaining and attracting valuable senior executives.  Executive salary levels are reviewed and established annually.  The salaries received by our executives generally reflect their levels of responsibility, our profitability and other factors, such as assessments of individual performance and market practices.

In connection with Mr. Armstrong’s appointment as President and Chief Executive Officer of the Company in November 2013, the Management Development Committee set his base salary at $350,000, the same as his predecessor and consistent with competitive market pay considerations.

In connection with Mr. Marchiando’s appointment as Vice President and Chief Financial Officer of the Company in February 2014, the Management Development Committee set his base salary at $220,000, an increase of 3.3% from his predecessor and consistent with competitive market pay considerations.

In fiscal 2014, the Management Development Committee approved a 5.9% increase in Mr. Hoefing’s base salary (5.1% on an annualized basis since his last increase in fiscal 2013), in recognition of the increased responsibilities assumed by Mr. Hoefing with the change in senior management implemented in fiscal 2014.  The size of the increase also was based upon the Management Development Committee’s view of Mr. Hoefing’s contribution during the prior fiscal year to the achievement of our business plan.

Pursuant to Management Development Committee approval, Ms. Smith’s base salary was increased temporarily from $139,500 to $213,000, Mr. Lowry’s base salary prior to his retirement, in recognition of the additional services provided by her as Acting Chief Financial Officer from January 1, 2014 to February 17, 2014.

Messrs. Rittenour and Lowry did not receive a base salary increase in fiscal 2014 due to their pending retirements.

Annual Profit Sharing/Non-Equity Incentive Plan.  Our executive officers are eligible for annual cash profit sharing incentive opportunities.  Generally, at the beginning of each fiscal year, the Management Development Committee develops a profit sharing plan applicable to all team members, including the Chief Executive Officer of the Company, the other NEOs and our other executives.

In the case of our annual cash profit sharing incentive, each of our team members, including the NEOs and other executives, has a set target percentage of their base salary that can be earned as an annual cash profit sharing incentive for achievement of Company-wide performance metrics.

For fiscal 2014, the Management Development Committee adopted the 2014 Annual Incentive Compensation Plan (the “2014 Annual Incentive Plan”), which applied to Mr. Armstrong, the other NEOs, our other executives and director-level team members, and the Fiscal Year 2014 Profit Sharing Plan (the “2014 Profit Sharing Plan”), which applied to all eligible team members of the Company, other than those included in the 2014 Annual Incentive Plan.  Under the 2014 Annual Incentive Plan, the Company’s director-level team members, officers and NEOs could earn annual incentive cash compensation based upon performance against pre-established Company financial targets.  The financial targets included progressive threshold, target and maximum level incentive objectives.  The amount of the award of any cash incentives under the Annual Incentive Plan for fiscal 2014 performance was based on the Company’s achievement of specified results with respect to corporate operating income and revenue targets for fiscal 2014.  However, no annual incentive cash compensation payouts were payable under the Annual Incentive Plan unless the Company’s income from continuing operations exceeded a specified minimum trigger point.

If the threshold, target or maximum financial performance objectives were met and the Company’s income from continuing operations trigger point was exceeded, participants would receive a cash incentive payment under the 2014 Annual Incentive Plan, with the specific amount that such participant receives dependent on company financial performance, a payout factor, their base salary and their predetermined participation level stated as a percentage of base salary.

The amount that could have been received by our President and Chief Executive Officer under the Annual Incentive Plan ranged from 0% (assuming the threshold objectives were not met) and 50% (assuming the maximum objectives were met) of base salary, with a threshold cash incentive amount of 19.5% of base salary.  For each of the other named executive officers, the amount such officers could have received under the 2014 Annual Incentive Plan ranged from 0% to 40% of base salary, with a threshold case incentive amount of 15.6% of base salary.

Under the 2014 Profit Sharing Plan, most of the Company’s team members below the director level could earn a profit sharing cash payment based upon pre-established financial targets.  The financial targets include threshold, target and maximum level bonus objectives for team members.  The amount of the award of any cash payments under the Profit Sharing Plan for fiscal 2014 performance was based on the Company’s achievement of specified results with respect to corporate operating income targets for fiscal 2014.  However, no profit sharing payouts were payable under the 2014 Profit Sharing Plan unless the Company’s income from continuing operations exceeded a threshold level.

Team member participation levels were stated as a percentage of base salary.  There was a cap on the amount of the profit sharing cash payment that could be earned.  Any profit sharing pool would have been distributed pro-rata according to each team member’s predetermined participation level.

Participating team members under the 2014 Annual Incentive Plan and 2014 Profit Sharing Plan had to be employed on or before December 31, 2013 in order to be eligible.  Those hired between July 1, 2013 and December 31, 2013 are eligible for a pro-rata portion of their individual participation level.  Participating team members must be employed by the Company at the date of the payments in fiscal 2015.

Because our fiscal 2014 operating income and revenue were not above the applicable operating income and revenue financial target thresholds, no cash bonuses were paid in fiscal 2014 to Mr. Armstrong, the other NEOs, other executives, director-level or other eligible team members under these plans.

No discretionary cash bonuses were paid to Mr. Armstrong or the other executive officers in fiscal 2014.

Annual Equity Incentive Plan.  Under the 2014 Annual Incentive Plan, Mr. Armstrong, the other NEOs, other executives and director-level team members could have earned restricted stock awards of the Company’s Common Stock based upon achievement of two personal goals that were aligned with the Company’s strategic objectives.

The personal goals included three discrete incentive objectives which if satisfied would have entitled (i) NEOs and other executives to receive awards of 200, 500 or 1,500 shares of restricted stock and (ii) director-level team members to receive awards of 100, 250 or 750 shares of restricted stock, respectively, from the Company upon the achievement of each goal.  The grants would vest on the one year anniversary of their grant date provided the participants remained employed with the Company on that date.

After completion of fiscal 2014, the Management Development Committee determined the extent to which the specified goals relating to the personal goals were achieved and determined the number of restricted shares to be awarded.  All of the participants in the 2014 Annual Incentive Plan achieved some or all of their personal goals and so became eligible for grants of restricted stock under the 2004 Stock Plan in fiscal 2014.

Messrs. Armstrong and Ms. Smith were each awarded 3,000 restricted shares as they each achieved both of their personal goals.  Mr. Hoefing was awarded 2,000 restricted shares based upon his level of achievement of his personal goals.  Mr. Marchiando was not eligible to participate in the 2014 Stock Incentive Plan because he did not join the Company until February 2014.  Due to their retirements, no restricted shares were awarded to Messrs. Rittenour or Lowry.  The “Stock Awards” column of the Summary Compensation Table contained under “Compensation of Executive Officers – Summary Compensation Table” sets forth the compensation cost incurred during fiscal 2014 for restricted stock awards to NEOs under the Company’s 2014 Annual Incentive Plan.

Stock-Based Incentives.  The 2004 Stock Plan permits the Management Development Committee to grant stock appreciation rights, restricted stock, restricted stock units, performance share awards and deferred stock units, in addition to incentive and non-qualified stock options.

Mr. Armstrong was granted options under the 2004 Stock Plan to purchase 100,000 shares of Common Stock when he was appointed President and Chief Executive Officer in November 2013.  The option grant was consistent with the level of options granted to others when they were appointed as the Company’s president.  In addition, as part of his offer letter, subject to and conditioned upon the future approval of the Management Development Committee, Mr. Armstrong will be awarded an option to purchase an additional 100,000 shares of Common Stock in each of the next two years so long as he remains employed as the Company’s President and Chief Executive Officer on those dates.

In March 2014, Mr. Marchiando was granted options to purchase 25,000 shares of Common Stock upon his joining the Company as Vice President – Finance and Chief Financial Officer, which is consistent with the level of options granted to other executive officers when they joined the Company.

During fiscal 2014, Mr. Hoefing and Ms. Smith were granted options under the 2004 Stock Plan to purchase 15,000 and 4,000 shares, respectively, of Common Stock.  The Management Development Committee Team believed that an additional option grant to Mr. Hoefing and Ms. Smith was appropriate to continue to more closely align their interests with those of our shareholders.

Options granted to Messrs. Armstrong, Hoefing and Marchiando and Ms. Smith become exercisable in four equal annual installments, beginning one year from their date of initial grant, at an exercise price equal to 100% of the fair market value of the Common Stock on the date of grant.  The options expire ten years from the date of grant, or if earlier, one year after the executive’s death or permanent disability or three months after the executive’s termination of employment.  In addition, any portion of these options that is not exercisable becomes exercisable immediately upon a Change in Control of the Company as described under “Compensation of Executive Officers – Potential Payments Upon Termination or Change in Control.”   All of the options granted were non-qualified stock options.

No other stock grants were made to Mr. Armstrong or the other executive officers in fiscal 2014.  Under the terms of the 2014 Annual Incentive Plan, Messrs. Armstrong and Hoefing and Ms. Smith became eligible for an award of 3,000, 2,000 and 3,000 shares, respectively, of restricted stock under the 2004 Stock Plan in fiscal 2014 as described above under “Compensation of Executive Officers – Compensation Discussion and Analysis – Key Elements of Compensation for Fiscal 2014 – Annual Equity Incentive Plan.”

The Management Development Committee periodically reviews the various stock-based incentive alternatives available to the Company under the 2004 Stock Plan as part of its development of a program to provide appropriate long-term incentives to the executive team and more closely align their interests with the Company and its shareholders.

Based upon those reviews, the Management Development Committee determined to use grants of non-qualified stock options as the Company’s principal long-term stock incentive program for the executive team.  The Management Development Committee also has determined to continue its past practice of using non-qualified stock options to motivate team members at other levels within the Company.  In reaching its decision, the Management Development Committee considered the tax impact of each alternative form of stock grant on the Company and the team members, the accounting treatment of each alternative, particularly under FASB ASC Topic 718, the cash impact on the Company of each alternative and the relevant level of incentive each alternative would provide team members.  The decision to use non-qualified stock options was principally based upon the Committee’s determination that options provide greater incentive to team members because of the beneficial tax treatment for team members as compared to other alternatives and because team members are more familiar with this form of stock incentive.  The use of non-qualified stock options will provide the Company with a tax deduction upon exercise of the options not generally available with incentive stock options.  The Management Development Committee also believes that the use of non-qualified stock options will allow them to develop an attractive stock incentive program, while minimizing related accounting expense and maximizing the positive impact on the Company’s cash.

Stock option grants have historically been utilized by the Company as part of its compensation program for all levels of team members, including the Company’s executives.  The Company’s stock option program permits team members to buy a specific number of shares of Common Stock in the future, at the fair market value of such shares on the date the option is granted.  Since stock options gain value only if the price of the Common Stock increases above the option exercise price, this use of stock option grants reflects the Company’s philosophy of linking compensation to performance.  In addition, the Management Development Committee believes that stock option grants to team members help to provide an incentive for their continued employment and otherwise more closely align their interests with those of the Company and its shareholders.  We also utilize stock options as part of our standard compensation package developed to attract highly qualified candidates to the Company.

The Management Development Committee grants stock options to the NEOs, members of the Board of Directors and other team members periodically as they deem appropriate, although generally not more frequently than annually.  The exercise price of each stock option grant is established based upon the fair market of the Common Stock on the Grant Date, which typically is the first business day of the month following the month in which the grant was approved by the Management Development Committee.  Because the Management Development Committee generally meets just prior to the issuance of our quarterly or annual earnings press release, the Grant Date has generally been within two to three weeks following the announcement of an earnings press release by the Company.  The Management Development Committee generally provides for options to become exercisable immediately upon a Change in Control.  This provides executives with the appropriate incentives to act in the best interests of the Company and its shareholders, without concern for their own personal interests, and to provide for continuity of management during the pendency of a transaction that could result in a Change in Control of the Company.

In fiscal 2014 and 2013, the Management Development Committee used restricted stock grants as part of its long-term stock incentive program for the executive team.  In reaching this decision, the Management Development Committee considered the Company’s strategic goals, the NEO’s and team member’s personal goals which were to be aligned with the Company’s strategic goals and competitive market conditions.  To date, the Management Development Committee has granted restricted stock only after performance goals have been achieved by the team and then provide that the restricted stock be subject to forfeiture back to the Company if the team member does not remain employed by the Company for one year after the date of award.  The Management Development Committee believes that awarding restricted stock in this fashion directly links team member compensation to performance, provides an incentive for their continued employment and otherwise more closely aligns their interests with those of the Company and its shareholders.

Employee Benefits.  We believe it is important to the retention of our team members that we maintain a competitive benefit package at all levels within the Company.  Further, we believe a well-designed employee benefit program further promotes the creation of value for our shareholders by enhancing job productivity by encouraging our team members to maintain a healthy lifestyle and providing a reasonable level of financial support in the event of an illness, injury or death.

All of our team members, including the NEOs and our other executives, receive customary benefits such as medical, dental and vision plans, short and long-term disability and group life insurance.  In addition, the NEOs and certain other executives receive enhanced life insurance (in lieu of group life) and supplemental long-term executive disability benefits, commensurate with their higher compensation levels.

We also maintain a 401(k) Profit Sharing Plan (the “401(k) Plan”) in which all team members employed in the United States, including the NEOs and our other executives, are eligible to participate on the same basis.  All team members are eligible to contribute up to 75% of their salaries on a pre-tax basis to the 401(k) Plan.  For calendar year 2014, the annual maximum contribution limit was $17,500 for employees under 50 years of age and $23,000 for employees 50 years of age or older.  In addition, the Board of Directors may authorize the Company, from time to time, to match a portion of the team members’ contributions to the 401(k) Plan.  During fiscal 2014 and 2013, the Company matched 50% of each team member’s voluntary contributions to the 401(k) Plan up to the annual maximum contribution limit set forth above, including those made by the NEOs and our other executives.

To facilitate the performance of their management responsibilities, we provide certain key employees selected perquisites and other personal benefits, such as either a company paid automobile lease and related expenses or allowance and relocation benefits, such as temporary housing and reimbursements of travel costs prior to relocation to key employees when they join us.  In addition, we may occasionally approve the payment of special personal benefits on behalf of the President and Chief Executive Officer, such as those reported on the Summary Compensation Table under “Compensation of Executive Officers – Summary Compensation Table,” when we believe that the payment will benefit the Company by facilitating the President’s performance of his duties.

Severance Agreements.  In fiscal 2005, the Board, upon recommendation of the Management Development Committee, authorized the implementation of formal severance agreements for the Company’s executive officers.  The terms of the severance agreements are described under “Compensation of Executive Officers – Potential Payments Upon Termination or Change in Control.”  The Board determined it appropriate to formalize the Company’s general severance policies and practices for its executive team and at the same time institute enhanced severance arrangements payable in the event of a termination of the executive’s employment following a Change in Control of the Company.  The Board and Management Development Committee believe that the enhanced severance arrangements are necessary in order to provide executives with the appropriate incentives to act in the best interests of the Company and its shareholders, without concern for their own personal interests, and to provide for continuity of management during the pendency of a transaction that could result in a Change in Control of the Company.  The Management Development Committee, in developing its recommendations to the Board, consulted with an outside compensation consultant hired by the Committee and the Company’s outside legal counsel.  Based upon the foregoing, the Management Development Committee believes that the severance agreements contain terms and conditions which are comparable to those used by other companies that are similar in size to the Company.

The NEOs have all entered into our standard executive agreement not to compete, restricting the executive’s right to compete with us for the longer of twelve months following the termination of employment or the period post-termination during which we are required to make payments to the executive, and standard employee proprietary information and inventions agreement, containing confidentiality provisions and a two-year post-termination restriction on soliciting our employees.  We have the right to cease all further payments under the NEO’s severance agreement in the event that the NEO violates the executive non-competition agreement.  The NEOs must sign a standard release to receive payments under the severance agreements, including standard non-disparagement provisions.

Payments under the severance agreements, when aggregated with any other “parachute payments” (defined under Internal Revenue Code of 1986, as amended (the “Code”), Section 280G as compensation that becomes payable or accelerated due to a Change in Control) payable under any of our other plans, agreements or policies, are capped so as to not be treated as “excess parachute payments” under Code Sections 280G and 4999.  See “Compensation of Executive Officers – Compensation Discussion and Analysis – Golden Parachute Excise Tax” below for a further discussion of our policy with respect to golden parachute amounts.

Fiscal 2014 Retirements.  During fiscal 2014, Mr. Rittenour retired as President and Chief Executive Officer of the Company and Mr. Lowry retired as Vice President and Chief Financial Officer of the Company.  Mr. Rittenour’s severance agreement did not provide for any payments to him upon retirement.  In order to support an orderly transition following the retirement of Mr. Rittenour and engagement of Mr. Armstrong as President and Chief Executive Officer, the Company entered into a consulting agreement with Mr. Rittenour.  The terms of the consulting agreement entered into with Mr. Rittenour in connection with his retirement are described under “Compensation of Executive Officers – Potential Payments Upon Termination or Change in Control” below.  Mr. Lowry’s severance agreement did not provide for any payments to him upon retirement and no other agreement was entered into with him upon his retirement.

Deductibility of Executive Compensation.  Code Section 162(m) restricts the deductibility of executive compensation paid to the chief executive officer and any of the three most highly compensated executive officers (other than the chief financial officer) at the end of the fiscal year to the extent such compensation (including gains from the exercise of certain stock options) exceeds $1,000,000 in any year.  There are exceptions to the limitation for performance-based compensation that is based on nondiscretionary, pre-established performance measures.

Our Board established certain restrictions on the granting of options under the 2004 Stock Plan so that compensation realized in connection with the stock-based grants under the 2004 Stock Plan would be exempt from the restrictions on deductibility under Section 162(m).  The 2004 Stock Plan permits the issuance of restricted stock that is subject to certain specified performance based vesting requirements and so exempt from the restriction on deductibility under Section 162(m).  In addition, to comply with such exemptions, the 2004 Stock Plan restricts stock grants to any participant in any fiscal year as follows:  (i) up to 200,000 shares of Common Stock may be subject to stock option grants, (ii) up to 200,000 shares of Common Stock may be subject to stock appreciation right grants, (iii) up to 200,000 shares of Common Stock may be subject to restricted stock awards, (iv) up to 200,000 shares of Common Stock may be subject to restricted stock units and (v) up to 200,000 shares of Common Stock may be subject to performance share awards.  It is important to note that while these restrictions allow the Management Development Committee continuing discretion in establishing executive officer compensation, they do limit such discretion by restricting the size of stock awards which the Management Development Committee may grant to any single individual.  The permitted size of the stock awards to a single individual was established based on the determination of the maximum number of shares which would be required to be granted in any fiscal year to retain or attract a chief executive officer of the Company.  The stock option grants under the 2004 Stock Plan have been designed to be exempt from the restrictions on deductibility under Section 162(m).  While the restricted stock awards under the 2004 Stock Plan, to date, have not been designed to be exempt from the restrictions on deductibility under Section 162(m), they have been small in number and so not likely to result in payments to any executive officer in any year which would be subject to such restrictions.

We do not believe that other components of our compensation program are likely to result in payments to any executive officer in any year which would be subject to the restriction on deductibility under Section 162(m).  Accordingly, we believe that we have taken appropriate actions to preserve the deductibility of most of the annual performance bonuses and long-term performance incentive awards the Management Development Committee is likely to award in any given year.  We will continue to evaluate the advisability of qualifying future executive compensation programs for deductibility under the Code.

The Management Development Committee recognizes the need to retain flexibility to make compensation decisions that may not meet Section 162(m) standards to enable us to attract, retain and motivate highly qualified executives.  It has the authority to approve non-deductible compensation in appropriate circumstances.  Also, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the related regulations and guidance, no assurance can be given that compensation intended by us to satisfy the requirements for deductibility under Section 162(m) will in fact do so.

Stock Awards Expense.  We are required under FASB ASC Topic 718 to record compensation expense associated with stock awards to our employees, including the NEOs, as more fully discussed in Note 8 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2014.  As discussed above, the Management Development Committee does consider the impact of FASB ASC Topic 718 in determining to use grants of non-qualified stock options and restricted stock as our principal long-term incentive program for the executive team.  Further, the Management Development Committee does consider the amount of compensation expense required to be recorded in determining the size of stock option grants and restricted stock awards to the Chief Executive Officer and the aggregate grants and awards made to the remainder of the executive team and team members generally.

Golden Parachute Excise Tax.  Code Section 280G imposes tax penalties on golden parachute payments associated with a Change in Control of the Company to the extent they exceed a specified level.  These penalties include a 20% excise tax on executives receiving these excess payments and the elimination of our tax deduction for these excess payments.  Payments under our severance agreements and from the acceleration of the exercisability of our stock options and vesting of our restricted stock in the event of a Change in Control of the Company are potentially subject to these tax penalties.  Currently, payments under our severance agreements are capped at an amount that will not trigger the excise tax.  There is no similar limitation on the acceleration of the exercisability of stock options and vesting of restricted stock since we believe it is unlikely that the acceleration of options and vesting of restricted stock alone would cause an executive to exceed the specified level.  The Management Development Committee recognizes the need to retain flexibility to make compensation decisions that may cause payments to executives to exceed the levels specified in Code Section 280G to enable us to attract, retain and motivate highly qualified executives.  It therefore has the authority to approve compensation that would exceed the specified level or to remove the cap contained in the severance agreements in appropriate circumstances.

Deferred Compensation.  We have also structured our executive compensation program with the intention that it complies with or be exempt from Code Section 409A which may impose additional taxes on our executives for certain types of deferred compensation that are not in compliance with or exempt from Code Section 409A.

Because the Company’s policy is to either comply with or exempt payments from Code Section 409A, it does not generally assume responsibility for any additional tax, interest, or penalties under Code Section 409A, although it has the authority to do so in appropriate circumstances.  Also, because of ambiguities and uncertainties as to the application and interpretation of Code Section 409A and the related regulations and guidance, no assurance can be given that compensation intended by us to comply with or be exempt from Code Section 409A will in fact do so.

Report of the Management Development, Compensation and Stock Option Committee

The Management Development, Compensation and Stock Option Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management.  Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

MANAGEMENT DEVELOPMENT,	Philip J. DeCocco, Chairman
COMPENSATION AND STOCK	Kenneth R. Dabrowski
OPTION COMMITTEE	Terryll R. Smith

Consideration of Last Year’s Advisory Shareholder Vote on Executive Compensation

At the 2013 Annual Meeting of Shareholders, approximately 98.9% of the of the votes cast by the shareholders were voted to approve the compensation of the Company’s named executive officers as discussed and disclosed in the 2013 Proxy Statement. The Board and the Management Development Committee appreciate and value the views of our shareholders.  In considering the results of this advisory vote on executive compensation, the Management Development Committee concluded that the compensation paid to our named executive officers and the Company’s overall pay practices enjoy shareholder support and did not make any material changes to the executive compensation program in response to the shareholder vote.

Going forward, future advisory votes on executive compensation will serve as an additional tool to guide the Board and the Management Development Committee in evaluating the alignment of the Company’s executive compensation program with the interests of the Company and its shareholders.  Shareholders may communicate with the Board, the Management Development Committee or individual directors regarding the Company’s executive compensation program by submitting such communications in writing to Perceptron, Inc., Attention: Board of Directors (or the Management Development Committee or the individual director(s)), 47827 Halyard Drive, Plymouth, Michigan 48170.  Communications should be sent by overnight or certified mail, return receipt requested. Such communications will be delivered directly to the Board, the Management Development Committee or the individual director(s), as designated on such communication.

At the 2013 Annual Meeting of Shareholders, our shareholders expressed a preference that advisory votes on executive compensation be held on an annual basis.  Consistent with this preference, the Board determined to implement an advisory vote on executive compensation on an annual basis until the next required vote on the frequency of shareholder votes on the compensation of executive officers.

Summary Compensation Table

The following table sets forth certain information as to compensation paid by us for services rendered in all capacities to the Company and its subsidiaries during fiscal 2014, 2013 and 2012 to (i) person’s serving as our Chief Executive Officer at any time during fiscal 2014, 2013 and 2012, (ii) person’s serving as our Chief Financial Officer at any time during fiscal 2014, 2013 and 2012, and (iii) our other executive officer as of June 30, 2014 (collectively, the “named executive officers” or “NEOs”).  Please see the Compensation Discussion and Analysis for additional detail regarding the Company’s compensation philosophy, practices and fiscal 2014 compensation decisions.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total
Jeffrey M. Armstrong, President and Chief Executive Officer	2014	220,769	–	39,570(4)	290,102	–	30,522	$580,963
Mark S. Hoefing, Chief Operating Officer	2014 2013 2012	240,407 231,527 227,500	– – 10,000	39,570(4) 16,170(5) –	46,912 33,651 30,040	– 75,803 –	23,925 22,426 20,088	$350,814 $379,577 $287,628
Keith R. Marchiando, Vice President – Finance and Chief Financial Officer	2014	75,308	–	–	105,032	–	3,840	$184,180
Sylvia M. Smith, Vice President - Controller, Former Acting Chief Financial Officer	2014	145,254	–	39,570(4)	12,510	–	21,022	$218,356
Harry T. Rittenour, Former President and Chief Executive Officer	2014 2013 2012	134,615 350,000 350,000	– 10,000(6) –	– 16,170(5) -	– 45,910 92,908	– 145,775 –	264,729 13,308 7,559	$399,344 $581,163 $450,467
John H. Lowry III, Former Vice President – Finance and Chief Financial Officer	2014 2013 2012	113,054 208,785 203,115	– 4,000(6) –	– 16,170(5) –	– 11,217 12,517	– 68,306 –	11,080 29,930 20,646	$124,134 $338,408 $236,278

___________

(1)         Represents the full grant date fair value associated with stock options awarded prior to the end of such fiscal year calculated in accordance with FASB ASC Topic 718, excluding any forfeiture reserves recorded for these awards. There can be no assurance that the FASB ASC Topic 718 option award amounts shown above will ever be realized. The assumptions we used to calculate these amounts are included in Note 8 to our audited consolidated financial statements included in our Annual Report on Form 10-K for fiscal 2014.

(2)         No profit sharing payments were earned under our 2014 Annual Incentive Plan.  As discussed under “Compensation of Executive Officers – Compensation Discussion and Analysis – Key Elements of Compensation for Fiscal 2014 – Annual Profit Sharing/Non-Equity Incentive Plan,” the plan provides for annual profit sharing payments based on annual financial performance goals for fiscal 2014 which were not achieved.

(3)         “All Other Compensation” in fiscal 2014 is comprised of (i) reimbursements for temporary housing and other living expenses for Mr. Armstrong in Michigan totaling $8,388 and personal commuting expenses in the amount of $16,144, (ii) contributions made by us to the accounts of the NEOs under our 401(k) Plan with respect to fiscal 2014 as follows: Mr. Hoefing $11,500; Ms. Smith $11,500; Mr. Rittenour $4,423; and Mr. Lowry $2,400, (iii) the dollar value of any life insurance premiums we paid in fiscal 2014 with respect to term life insurance for the benefit of the named executives, (iv) the dollar value of any supplemental executive disability insurance premiums we paid in fiscal 2014 for the benefit of the named executives, (v) the dollar value of personal charter travel expenses in the amount of $25,969 for the benefit of Mr. Rittenour, (vi) payment of consulting fees through June 30, 2014 to Mr. Rittenour totaling $233,328, (vii) continuation of health benefits for Mr. Rittenour until December 31, 2014, (viii) the dollar value of a monthly automobile allowance to the NEOs, and (ix) the aggregate incremental cost to the Company in fiscal 2014 for personal and business use by Messrs. Hoefing and Lowry of a company leased automobile including insurance, gasoline and maintenance expenses.  SEC rules require automobile related costs of commuting and other uses not directly and integrally related to our business to be disclosed as compensation to the executive.  Because we do not track automobile use in this way, the automobile related costs included in the table for Messrs. Hoefing and Lowry represent 100 percent of our actual expenditures for both personal and business use of the leased automobiles.

(4)         Represents the full grant date fair value associated with restricted stock awards under our 2014 Annual Incentive Plan made during the applicable fiscal year calculated in accordance with FASB ASC Topic 718, excluding any forfeiture reserves recorded for those awards.  As discussed under “Compensation of Executive Officers – Compensation Discussion and Analysis – Key Elements of Compensation for Fiscal 2014 – Annual Equity Incentive Plan,” the restricted stock awards are earned based on an individual’s achievement of performance goals during fiscal 2014 with a subsequent one year service vesting after the issuance date.  The full grant date fair value was determined assuming achievement of the performance goals was at target levels.  Compensation expense related to the restricted stock awards for fiscal 2014 is based on the closing price of the Company’s Common Stock on November 12, 2013, the date of grant, multiplied by the number of restricted stock awards expected to be issued and is amortized over the combined performance and service periods.  Pursuant to the 2014 Annual Incentive Plan, Messrs. Armstrong, and Hoefing and Ms. Smith received a grant of 3,000, 2,000 and 3,000 shares, respectively, of restricted stock under the 2004 Stock Plan on October 13, 2014, based upon their level of achievement of their personal goals. Risk of forfeiture and other restrictions will lapse on those shares on October 13, 2015 if Messrs. Armstrong and Hoefing’s and Ms. Smith’s services or employment have not terminated on or prior to such date.  Mr. Marchiando was not eligible for an award of restricted stock for fiscal 2014.

(5)         Represents the full grant date fair value associated with restricted stock awards under our 2013 Annual Incentive Plan made during the applicable fiscal year calculated in accordance with FASB ASC Topic 718, excluding any forfeiture reserves recorded for those awards.  The restricted stock awards were earned based on an individual’s achievement of performance goals during fiscal 2013 with a subsequent one year service vesting after the issuance date.  The full grant date fair value was determined assuming achievement of the performance goals was at target levels.  Compensation expense related to the restricted stock awards is based on the closing price of the Company’s Common Stock on November 13, 2012, the date of grant, multiplied by the number of restricted stock awards expected to be issued and is amortized over the combined performance and service periods.  Pursuant to the 2013 Annual Incentive Plan, Mr. Hoefing received a grant of 3,000 shares of restricted stock under the 2004 Stock Plan on August 27, 2013 based upon his level of achievement of his personal goals.  Risk of forfeiture and other restrictions lapsed on those shares on August 27, 2014.  Messrs. Rittenour and Lowry did not receive an award of restricted stock in August 2013.

(6)         Special discretionary bonuses were paid to Messrs. Rittenour and Lowry in recognition of the successful divestiture of the Company’s former Commercial Products Business Unit in August 2012.

Grants of Plan-Based Awards

The following table sets forth information concerning each grant of a plan-based award made to a NEO during fiscal year 2014.

GRANTS OF PLAN-BASED AWARDS FOR FISCAL 2014

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)
Name	Grant Date	Date Approved by Management Development Committee	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target/Maximum (#)	All Other Option Awards; Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)(4)	Grant Date Fair Value of Stock and Option Awards ($)
Jeffrey M. Armstrong			45,500	69,417	116,667
	11/12/2013	11/12/2013				400	3,000			39,570(5)
	12/2/2013(6)	10/30/2013(6)						100,000	9.91	290,102(7)
Mark S. Hoefing			36,894	56,287	94,600
	11/12/2013	11/12/2013				400	3,000			39,570(5)
	9/3/2013(6)	8/27/2013(6)						15,000	10.55	46,912(7)
Keith R. Marchiando	3/3/2014(6)	2/11/2014(6)	–	–	–	–	–	25,000	14.33	105,032(7)
Sylvia M. Smith			20,904	31,892	53,600
	11/12/2013	11/12/2013				400	3,000			39,570(5)
	9/3/2013(6)	8/27/2013(6)						4,000	10.55	12,510(7)
Harry T. Rittenour			68,250	104,125	175,000	–	–	–	–	–
John H. Lowry, III			33,228	50,694	85,200	–	–	–	–	–

(1)         The amount reported in these columns are the cash amounts that would have been paid under our Fiscal 2014 Annual Incentive Plan if the threshold, target and maximum financial performance objectives were met and the Company’s income from continuing operations trigger point was exceeded.  No bonuses were earned or paid under the plan.  See “Compensation of Executive Officers – Compensation Discussion and Analysis – Key Elements of Compensation for Fiscal 2014 – Annual Profit Sharing/Non-Equity Incentive Plan.”

(2)         The number of shares of Common Stock reported in these columns are the number of shares of restricted stock that would have been granted under our Fiscal 2014 Annual Incentive Plan if the NEO met his or her personal goals at the threshold and target/maximum levels.  Pursuant to the 2014 Annual Incentive Plan, Messrs. Armstrong, and Hoefing and Ms. Smith received a grant of 3,000, 2,000 and 3,000 shares, respectively, of restricted stock under the 2004 Stock Plan on October 13, 2014.  Risk of forfeiture and other restrictions will lapse on those shares on October 13, 2015 if Messrs. Armstrong and Hoefing’s and Ms. Smith’s services or employment have not terminated on or prior to such date.

(3)         Twenty-five percent of the option becomes exercisable on each anniversary of the date of grant.  The options shares become immediately exercisable in the event of change in control as described under “Compensation of

Executive Officers – Potential Payments Upon Termination or Change in Control.”  These options expire ten years from their date of grant or, if earlier, one year after the optionee’s death or permanent disability or three months after the optionee’s termination of employment.

(4)         The exercise price of these stock option awards under the 2004 Stock Plan was set at the closing sales price of the Common Stock on the NASDAQ Global Market on the Grant Date.

(5)         Represents the full grant date fair value associated with restricted stock awards under our 2014 Annual Incentive Plan made during the applicable fiscal year calculated in accordance with FASB ASC Topic 718, excluding any forfeiture reserves recorded for those awards.  As discussed under “Compensation of Executive Officers – Compensation Discussion and Analysis – Key Elements of Compensation for Fiscal 2014 – Annual Equity Incentive Plan,” the restricted stock awards are earned based on an individual’s achievement of performance goals during fiscal 2014 with a subsequent one year service vesting after the issuance date.  The full grant date fair value was determined assuming achievement of the performance goals was at target levels.  Compensation expense related to the restricted stock awards for fiscal 2014 is based on the closing price of the Company’s Common Stock on November 12, 2013, the date of grant, multiplied by the number of restricted stock awards expected to be issued and is amortized over the combined performance and service periods.

(6)         All awards under the 2004 Stock Plan are granted upon approval of the Management Development Committee.  During fiscal 2014, the Management Development Committee granted stock option awards under the 2004 Stock Plan.  Stock option awards made in fiscal 2014 became effective (the “Grant Date”) on the first business day of the month following the month in which the grant was approved by the Management Development Committee, or, in the case of Mr. Armstrong, the first business day of the month following his date of employment.  The exercise price of the option award was set at the closing sales price of the Common Stock on the NASDAQ Global Market on the Grant Date.

(7)         Represents the full grant date fair value associated with stock options awarded prior to the end of such fiscal year calculated in accordance with FASB ASC Topic 718, excluding any forfeiture reserves recorded for these awards. There can be no assurance that the FASB ASC Topic 718 option award amounts shown above will ever be realized. The assumptions we used to calculate these amounts are included in Note 8 to our audited consolidated financial statements included in our Annual Report on Form 10-K for fiscal 2014.

Employment Agreements

None of our executive officers, other than Mr. Armstrong, has an employment agreement with us, other than the agreements discussed under “Compensation of Executive Officers – Potential Payments Upon Termination or Change in Control.”

Pursuant to his offer letter, Mr. Armstrong will receive an annual base salary of $350,000 and will participate in the Company’s Annual Incentive Compensation Plan.  Mr. Armstrong is entitled to receive health, welfare, auto and other benefits generally available to senior management of the Company, as well as reimbursement for reasonable relocation costs, such as temporary housing, travel expenses and moving costs.  In addition to stock options granted to Mr. Armstrong in fiscal 2014, subject to and conditioned upon the future approval of the Board’s Management Development Committee, on the first and second anniversaries of the 2013 grant date, if Mr. Armstrong continues to be employed by the Company as President and Chief Executive Officer at those dates, he will be granted non-qualified stock options to purchase 100,000 shares of the Company’s Common Stock.  As part of the offer letter, Mr. Armstrong is to be appointed to the Company’s Board of Directors so long as he serves as President and Chief Executive Officer.

For a description of material modifications to stock options held by Mr. Rittenour in connection with his termination of employment with us, see “Compensation of Executive Officers – Potential Payments Upon Termination or Change in Control.”

Outstanding Equity Awards at Fiscal Year-End

The following table provides information with respect to unexercised options and unearned shares held by the NEOs as of June 30, 2014.

OUTSTANDING EQUITY AWARDS AT 2014 FISCAL YEAR-END

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date(1)	Number of Shares That Have Not Vested (#)	Market Value of Shares of Stock That Have Not Vested ($)	Equity Incentive Plan Awards; Number of Unearned Shares That Have Not Vested (#)	Equity Incentive Plan Awards; Market Value of Unearned Shares That Have Not Vested ($)
Jeffrey M. Armstrong	–	100,000(2)	9.91	12/2/2023	–	–	3,000(7)	38,250(9)
Mark S. Hoefing	–	15,000(3)	10.55	9/3/2023	3,000(8)	38,250(8)	3,000(7)	38,250(9)

	3,750	11,250(4)	5.70	9/4/2022
	6,000	6,000(5)	6.14	9/1/2021
	10,000	–	2.80	3/1/2019
	10,000	–	12.68	3/31/2018
	8,000	–	8.92	5/31/2017
	5,000	–	6.98	1/1/2016
	10,000	–	7.22	1/2/2015
Keith R. Marchiando	–	25,000(6)	14.33	3/3/2024	–	–	–	–
Sylvia M. Smith	–	4,000(3)	10.55	9/3/2023	2,000(8)	25,500(8)	3,000(7)	38,250(9)
	1,000	3,000(4)	5.70	9/4/2022
	2,000	2,000(5)	6.14	9/1/2021
	1,500	–	2.80	3/1/2019
	5,000	–	6.98	1/1/2016
Harry T. Rittenour	–	–	–	–	–	–	–	–
John H. Lowry, III	–	–	–	–	–	–	–	–

(1)         Options expire on the date indicated or, if earlier, one year after the optionee’s death or permanent disability or three months after the optionee’s termination of employment.

(2)         One quarter of these shares will vest on each of December 2, 2014, 2015, 2016 and 2017.

(3)         One quarter of these shares will vest on each of September 3, 2014, 2015, 2016 and 2017.

(4)         One third of these shares will vest on each of September 4, 2014, 2015 and 2016.

(5)         One half of these shares will vest on each of September 1, 2014 and 2015.

(6)         One quarter of these shares will vest on each of March 3, 2015, 2016, 2017 and 2018.

(7)        As discussed under “Compensation of Executive Officers – Compensation Discussion and Analysis – Key Elements of Compensation for Fiscal 2014 – Annual Equity Incentive Plan,” the restricted stock awards under the 2014 Annual Incentive Plan identified in the table above are based on the assumption that the individual would achieve at the target level for each of the two performance goals during fiscal 2014 and as a result would receive 3,000 restricted shares for each of the two performance goals.  The restricted shares issued pursuant to the 2014 Annual Incentive Plan will vest on the one year anniversary of the issuance date.  Pursuant to the 2014 Annual Incentive Plan, Messrs. Armstrong and Hoefing and Ms. Smith received a grant of 3,000, 2,000 and 3,000 shares, respectively, of restricted stock under the 2004 Stock Plan on October 13, 2014 with a closing market price on that date of $27,300, $18,200 and $27,300, respectively. Risk of forfeiture and other restrictions will lapse on those shares on October 13, 2015 if Messrs. Armstrong and Hoefing and Ms. Smith’s services or employment have not terminated on or prior to such date.

(8)         Market value was determined by multiplying the number of shares that have not vested by the closing market price of the Company’s Common Stock on June 30, 2014.  Pursuant to the 2013 Annual Incentive Plan, Mr. Hoefing and Ms. Smith received these grants of restricted stock under the 2004 Stock Plan on August 27, 2013.  Risk of forfeiture and other restrictions lapsed on those shares on August 27, 2014 since Mr. Hoefing and Ms. Smith’s services or employment had not terminated on or prior to such date.

(9)         Market value was determined by multiplying the number of unearned shares that have not vested by the closing market price of the Company’s Common Stock on June 30, 2014.

Option Exercises

The following table provides information with respect to options exercised by the NEOs during fiscal 2014.

OPTION EXERCISES DURING FISCAL 2014

	Option Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)
Jeffrey M. Armstrong	0	–
Mark S. Hoefing	13,300	$58,994
Keith R. Marchiando	0	–
Sylvia M. Smith	17,000	$83,150
Harry T. Rittenour	197,500	$599,738
John H. Lowry III	28,750	$51,619

(1)         Calculated by multiplying the number of shares acquired upon exercise by the closing price of the Common Stock on the NASDAQ Global Market on the day preceding the exercise date less the exercise price of the option.

Potential Payments Upon Termination or Change in Control

We have entered into severance agreements with Messrs. Armstrong, Hoefing and Marchiando and Ms. Smith.  Under the terms of Mr. Armstrong’s severance agreement, in the event that we terminate his employment without “Cause” (provided such termination constitutes a “separation from service” under Code Section 409A), he will be paid an amount of cash severance equal to one times his current annual base salary, as in effect immediately prior to his termination, a prorated portion of any bonus he would have earned for the year of termination had Mr. Armstrong  been employed at the end of the applicable bonus period, and continuation of Company-provided health, welfare and automobile benefits for one year or, if earlier, the date of death.  Under the terms of Messrs. Hoefing and Marchiando and Ms. Smith’s severance agreements, in the event their employment is terminated without “Cause” (provided such termination constitutes a “separation from service” under Code Section 409A), they will be paid an amount of severance equal to six months of their current annual base salary, as in effect immediately prior to their termination, a prorated portion of any bonus they would have earned for the year of termination had they been employed at the end of the applicable bonus period, and continuation of Company-provided health, welfare and automobile benefits for six months or, if earlier, the date of death.  All severance payments and benefits will be paid or provided over the period during which we are required to provide the benefit.

The severance agreements also provide that, if the employment of our executive officers is terminated for any reason other than death, disability or Cause (provided such termination constitutes a “separation from service” under Code Section 409A), or they resign for “Good Reason,” six months prior to or within two years after a “Change in Control,” in lieu of the severance described in the prior paragraph, Mr. Armstrong will be entitled to an amount of severance equal to two times his current annual base salary, as in effect immediately prior to his termination, a prorated portion of his target bonus for the year of termination, based on the number of days worked in the year of termination, continuation of Company-provided health benefits for two years or, if earlier, the date of death, automobile benefits for one year or, if earlier, date of death, other welfare benefits for two years and continued coverage under director and officer liability insurance policies for six years, and Messrs. Hoefing and Marchiando and Ms. Smith will be entitled to an amount of severance equal to one times their current annual base salary, as in effect immediately prior to their termination, a prorated portion of their target bonus for the year of termination, based on the number of days worked in the year of termination, continuation of Company-provided health, welfare and automobile benefits for one year or, if earlier, the date of death and continued coverage under director and officer liability insurance policies for six years.  Base salary and bonus severance payments will be paid in a lump sum at the time of termination of employment and other benefits will be provided over the period during which we are required to provide the benefit.  To the extent that any severance payments would not be exempt from Code Section 409A and the Executive is determined to be a “specified employee” as defined under Code Section 409A, then such payments will be suspended for six months from the date of the Executive’s termination of employment.  Suspended payments will be paid in a lump-sum, plus interest at the prime rate, plus two percent, at the end of the suspension period. The special severance expires three years from the date of the severance agreement, except that such expiration date shall be extended for consecutive one year periods, unless, at least 180 days prior to the expiration date, we notify the executive in writing that we are not extending the term of these provisions.

The NEOs have all entered into our standard executive agreement not to compete, restricting the executive’s right to compete with us for the longer of twelve months or the period in which we are required to make payments to the executive, and standard employee proprietary information and inventions agreement, containing confidentiality provisions and a two-year restriction on soliciting our employees.  We have the right to cease all further payments under the NEOs severance agreements in the event that the NEO violates the executive non-competition agreement.  The NEOs must sign a standard release to receive payments under the severance agreements, including standard non-disparagement provisions.

Payments under the severance agreements, when aggregated with any other “golden parachute” amounts (defined under Code Section 280G as compensation that becomes payable or accelerated due to a Change in Control) payable under this agreement or any of our other plans, agreements or policies, shall not exceed the golden parachute cap under Code Sections 280G and 4999.

Agreements relating to stock options granted and restricted stock awards under the 2004 Stock Plan to each of the executive officers named in the Summary Compensation Table, as well as stock options granted and restricted stock awards under the 2004 Stock Plan to our other officers provide that such options or restricted stock become immediately exercisable in the event of a Change in Control.

“Change in Control” for purposes of the severance agreements and the 2004 Stock Plan is generally defined as:

•                  A merger of the Company in which the Company is not the survivor,

•                  A share exchange transaction in which our shareholders own less than 50% of the stock of the survivor,

•                  The sale or transfer of all or substantially all of our assets, or

•                  Any person, or group of persons who agree to act together to acquire, hold, vote or dispose of the Common Stock, acquires more than 50% of the Common Stock.

To the extent the agreement or award under the 2004 Stock Plan is subject to Code Section 409A, the event shall not be considered a Change in Control unless it is also a change in ownership, effective control or in the ownership of a substantial portion of assets of the Company, within the meaning of Code Section 409A.

“Cause” is generally defined as the executive’s:

•                  Personal dishonesty in connection with the performance of services for the Company,

•                  Willful misconduct in connection with the performance of services for the Company,

•                  Conviction for violation of any law involving (A) imprisonment that interferes with performance of duties or (B) moral turpitude,

•                  Repeated and intentional failure to perform stated duties, after written notice is delivered identifying the failure, and it is not cured within 10 days,

•                  Breach of a fiduciary duty to the Company,

•                  Breach of executive agreement not to compete or employee proprietary information and inventions agreement, or

•                  Prior to Change in Control, engaging in activities detrimental to interests of the Company that have a demonstrable adverse effect on the Company.

“Good Reason” is generally defined as the occurrence of any of the following events without the executive’s written consent, if the executive terminates employment within one year following the occurrence of such event:

•                  Material diminution in the executive’s position, duties, responsibilities or status with the Company immediately prior to the Change in Control,

•                  Material diminution in the executive’s base salary in effect immediately prior to the Change in Control which shall be a reduction in such base salary in effect immediately prior to the Change in Control which shall be a reduction in such base salary of five (5%) percent or more unless a greater reduction is required by Code Section 409A to constitute an “involuntary separation” from service,

•                  Material required relocation of the executive’s principal place of employment which shall be a relocation of more than 50 miles from his or her place of employment prior to the Change in Control unless a relocation of a greater distance is required by Code Section 409A to constitute an “involuntary separation” from service, or

•                  Breach of any provision in the severance agreements.

On October 31, 2013, the Company announced the retirement of Harry T. Rittenour as President and Chief Executive Officer effective November 4, 2014.  In addition, on November 4, 2013, the Company and Mr. Rittenour entered into a Consulting Agreement (the “Consulting Agreement”).  Pursuant to the Consulting Agreement, Mr. Rittenour received a monthly consulting fee of $29,166 through June 30, 2014.  In addition, the Company agreed to accelerate the exercisability of options to purchase 10,000 shares of Common Stock under the 2004 Stock Plan.  Mr. Rittenour no longer maintains an advisory role to the Company.

Mr. Lowry was also a party to a severance agreement similar to the other NEOs (other than Mr. Armstrong) prior to his retirement on December 31, 2013.  His severance agreement did not provide for payments to Mr. Lowry upon his retirement.

The payments and services to each NEO under the provisions of their severance agreements, stock option agreements and restricted stock agreements in the event of their termination of their employment with the Company and/or a Change in Control of the Company are estimated to aggregate the following amounts.  The estimate assumes that the termination of employment and/or Change in Control occurred on June 30, 2014, except as otherwise noted.

ESTIMATED AGGREGATE PAYMENTS UNDER SEVERANCE, STOCK OPTION AND RESTRICTED
STOCK AGREEMENTS UPON TERMINATION OF EMPLOYMENT AND/OR CHANGE IN CONTROL

Name	Type of Payment Benefit	Prior to Change in Control		Following Change in Control

		Retirement, Voluntary Termination by NEO or For Cause Termination By Company	Involuntary Termination Without Cause By Company (1)	No Termination of Employment	Voluntary Termination by NEO, Without Good Reason, or For Cause Termination By Company	Voluntary Termination By NEO, For Good Reason, or Involuntary Termination By Company, Other Than For Cause (2)

Jeffrey M. Armstrong	Cash Payment	$0	$350,000	$0	$0	$816,667
	Stock Options(3)	$0	$0	$284,000	$284,000	$284,000
	Benefits	$0	$25,278	$0	$0	$44,256
	Total	$0	$375,728	$284,000	$284,000	$1,144,923

Mark S. Hoefing	Cash Payment	$0	$125,250	$0	$0	$345,100
	Stock Options(3)	$0	$0	$151,973	$151,973	$151,973
	Stock Awards(4)	$0	$0	$38,250	$38,250	$38,250
	Benefits	$0	$13,434	$0	$0	$25,728
	Total	$0	$138,684	$190,223	$190,223	$561,051

Keith R. Marchiando	Cash Payment	$0	$110,000	$0	$0	$220,000
	Stock Options(3)	$0	$0	$0	$0	$0
	Benefits	$0	$13,434	$0	$0	$25,728
	Total	$0	$123,434	$0	$0	$245,728

Sylvia M. Smith	Cash Payment	$0	$69,750	$0	$0	$193,100
	Stock Options(3)	$0	$0	$43,170	$43,170	$43,170
	Stock Awards(4)	$0	$0	$25,500	$25,500	$25,500
	Benefits	$0	$13,434	$0	$0	$25,728
	Total	$0	$83,184	$68,670	$68,670	$287,498

Harry T. Rittenour(5)	Cash Payment	$0	$0	$0	$0	$0
	Stock Options(6)	$92,150	$0	$0	$0	$0
	Benefits	$0	$0	$0	$0	$0
	Total	$92,150	$0	$0	$0	$0

John H. Lowry III(7)	Cash Payment	$0	$0	$0	$0	$0
	Stock Options	$0	$0	$0	$0	$0
	Benefits	$0	$0	$0	$0	$0
	Total	$0	$0	$0	$0	$0

(1)         In preparing the above estimates, other than for Messrs. Rittenour and Lowry, we assumed that no portion of the annual bonus was payable since no bonus was earned for fiscal 2014, valued the executive life insurance and automobile benefits at the actual cost incurred by the Company in fiscal 2014 for such benefits, and valued the health and welfare plan benefits, other than executive life insurance, at the per employee cost of such benefits calculated using the assumptions used for financial reporting purposes under generally accepted accounting principles for fiscal 2014.

(2)         In preparing the above estimates, other than for Messrs. Rittenour and Lowry, we assumed that the executive would receive his or her full target bonus for the year of termination, valued the executive life insurance and automobile benefits at the actual cost incurred by the Company in fiscal 2014 for such benefits, and valued the health and welfare plan benefits, other than executive life insurance, at the per employee cost of such benefits calculated using the assumptions used for financial reporting purposes under generally accepted accounting principles for fiscal 2014.

(3)         Calculated by multiplying the number of shares underlying unexercisable options the exercisability of which is accelerated, and the exercise price of which is less than such closing price, by $12.75, the closing price of the Common Stock on the NASDAQ Global Market on June 30, 2014, less the exercise price of such option.

(4)         Calculated by multiplying the number of unearned shares of restricted stock the vesting of which is accelerated, by $12.75, the closing price of the Common Stock on the NASDAQ Global Market on June 30, 2014.

(5)        Mr. Rittenour retired on November 4, 2013 as President and Chief Executive Officer but maintained an advisory role to the Company through June 30, 2014.  Pursuant to a Consulting Agreement (the “Consulting Agreement”), Mr. Rittenour received a monthly consulting fee of $29,166 through June 30, 2014 and we accelerated the exercisability of options to purchase 10,000 shares of Common Stock (the “Rittenour Accelerated Options”).  As a result of his retirement, Mr. Rittenour was not eligible to receive any payments under a severance agreement nor acceleration of the vesting of any stock options or stock awards upon termination of his employment, except for the Rittenour Accelerated Options.

(6)         Calculated by multiplying the 10,000 shares of Rittenour Accelerated Options by $14.75, the closing price of the Common Stock on the NASDAQ Global Market on November 4, 2013, the date of his retirement, less the exercise price of the options.

(7)         Mr. Lowry retired on December 31, 2013 as Vice President and Chief Financial Officer.  As a result of his retirement, Mr. Lowry was not eligible to receive any payments under a severance agreement nor acceleration of the vesting of any stock options or stock awards upon termination of his employment.

RELATED PARTY TRANSACTIONS

Although we do not have a written policy with regard to the approval of transactions between the Company and its executive officers and directors, such transactions are subject to the limitations on conflicts of interest contained in the Company’s Code of Ethics and are generally discouraged by the Company.  To the extent any such transactions are proposed, they would be subject to approval by the Audit Committee of the Board of Directors in accordance with the Audit Committee’s charter, applicable law and the NASDAQ Marketplace Rules, which require that any such transactions required to be disclosed in our proxy statement be approved by a committee of independent directors of our Board of Directors.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Change in Independent Registered Public Accounting Firm

On January 7, 2013, the Company dismissed its independent registered public accounting firm, Grant Thornton LLP (“Grant Thornton”), and engaged BDO USA, LLP (“BDO”) to serve as the Company’s independent registered public accounting firm.  The dismissal of Grant Thornton and the appointment of BDO were approved by the Company’s Audit Committee.  BDO audited the Company’s consolidated financial statements for the fiscal years ended June 30, 2014 and 2013.

The audit reports of Grant Thornton on the Company’s consolidated financial statements for the fiscal years ended June 30, 2012 and 2011 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

In connection with the audits of the Company’s consolidated financial statements for the fiscal years ended June 30, 2012 and 2011 and through January 7, 2013, there were no “disagreements” (as such term is described in Items 304(a)(1)(iv) of Regulation S-K) with Grant Thornton on any matter of accounting principle or practices, financial statement disclosure or auditing scope or procedure, which if not resolved to the satisfaction of Grant Thornton would have caused Grant Thornton to make reference thereto in their reports on the consolidated financial statements for such years.  Additionally, during the two most recent fiscal years ended June 30, 2011 and 2012 prior to the change in the independent registered public accounting firm and through January 7, 2013, there were no “reportable events” (as such term is defined in Item 304(a)(1)(v) of Regulation S-K).

The Company provided Grant Thornton with a copy of the Company’s Current Report on Form 8-K filed on January 8, 2013 disclosing Grant Thornton’s dismissal prior to its filing with the Securities and Exchange Commission and requested Grant Thornton to furnish the Company with a letter addressed to the Securities and Exchange Commission stating whether or not Grant Thornton agreed with the statements contained therein.  A copy of Grant Thornton’s letter dated January 8, 2013 was attached as Exhibit 16.1 to such Form 8-K.

During the Company’s fiscal years ended June 30, 2011 and 2012 and through January 7, 2013, neither the Company, nor anyone acting on its behalf, had consulted BDO regarding either (1) the application of accounting principles to a specific completed or proposed transaction, or the type of audit opinion that might be rendered on the Company’s financial statements, nor did BDO provide either written or oral advice to the Company that was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue, or (2) any matter that was either the subject of a “disagreement” (as such term is defined in Item 304(a)(1)(iv) of Regulation S-K) or a “reportable event” (as such term is defined in Item 304(a)(1)(v) of Regulation S-K).

Policy for Pre-Approval of Audit and Non-Audit Services

The Audit Committee has adopted a policy regarding audit and non-audit services that may be provided by our independent registered public accounting firm.  The policy sets forth the procedures and conditions pursuant to which services proposed to be performed by the independent registered public accounting firm must be pre-approved.  The policy provides that the Audit Committee will consider whether services to be performed by the independent registered public accounting firm are consistent with the SEC’s rules on auditor independence.  In particular, the policy expressly names all services the independent registered public accounting firm may not perform and, in the case of other services, requires the Audit Committee to consider whether the independent registered public accounting firm is the best positioned to provide the most effective and efficient service.

The policy provides that the Audit Committee will review and pre-approve annually, and periodically thereafter as required, the services proposed to be provided by the independent registered public accounting firm in the categories of audit services, audit related services, tax services and all other services.  In addition, the Audit Committee is to determine the appropriate ratio of audit, audit related and tax services to all other services.  The Audit Committee has delegated to the chairman of the Audit Committee and, if he or she is unavailable, another member of the Audit Committee, authority to pre-approve audit and non-audit services proposed to be performed by the independent registered public accounting firm not previously approved by the Audit Committee.  Under the policy, the Audit Committee is to be informed on a timely basis of services actually rendered by the independent registered public accounting firm, including those pre-approved by a member of the Audit Committee.  The Chief Financial Officer of the Company is to immediately report to the Chairman of the Audit Committee any breach of the policy.

All of the services described below under audit fees, audit-related fees, tax fees and all other fees arising in fiscal 2014 and 2013 were approved by the Audit Committee pursuant to its pre-approval policies and procedures prior to the service being provided.  None of the audit-related fees or tax fees described below arising in fiscal 2014 and 2013 were approved by the Audit Committee after the initiation of such services pursuant to an exemption from the SEC’s requirements relating to approval of these types of services by the Audit Committee prior to the provision of the service under Section 2.01(c)(7)(i)(C) of SEC Regulation S-X.

Fees Paid to Independent Registered Public Accounting Firm

Audit Fees.  The aggregate fees and expenses billed by BDO for professional services rendered for the audit of our annual consolidated financial statements and internal controls over financial reporting, reviews of the quarterly consolidated financial statements included in our Forms 10-Q and audit services provided in connection with other regulatory filings were $414,623 in fiscal 2014 and $210,202 in fiscal 2013.

Audit-Related Fees.  BDO did not render any audit-related services in fiscal 2014 or fiscal 2013.

Tax Fees.  The aggregate fees and expenses billed by BDO for preparation of a transfer pricing tax study were $15,266 in fiscal 2014 and $15,487 in fiscal 2013.

All Other Fees.  BDO did not render any other services for the Company in fiscal 2014 or fiscal 2013.

The Audit Committee of the Board does not consider the provision of the services described above by BDO to be incompatible with the maintenance of BDO’s independence.

SHAREHOLDER PROPOSALS AND NOMINEES FOR 2015 ANNUAL MEETING

Shareholder Proposals

Shareholder proposals intended to be presented at the 2015 annual meeting which are eligible for inclusion in our proxy statement for that meeting under Rule 14a-8 promulgated under the Exchange Act, must be received by the Secretary of the Company at 47827 Halyard Drive, Plymouth, MI 48170, no later than June 15, 2015 in order to be considered for inclusion in our proxy statement relating to that meeting.  In order to curtail controversy as to the date on which a proposal was received by us, it is suggested that proposals be submitted by certified mail, return receipt requested.

Shareholder proposals intended to be presented at the 2015 annual meeting which are not eligible for inclusion in our proxy statement for that meeting under Rule 14a-8 are considered untimely under Rule 14a-5 promulgated under the Exchange Act unless received by the Secretary of the Company at the Company’s offices no later than September 1, 2015 and we expect the persons named as proxies for the 2015 annual meeting to use their discretionary voting authority, to the extent permitted by law, with respect to any proposal considered untimely at the 2015 annual meeting.

Shareholder Nominees

Shareholders desiring to recommend candidates for consideration and evaluation by the Nominating and Corporate Governance Committee for the 2015 annual meeting should submit such recommendations in writing to the Nominating and Corporate Governance Committee, c/o Vice President, General Counsel and Secretary, Perceptron, Inc., 47827 Halyard Drive, Plymouth, MI 48170 no later than May 15, 2015.

The recommendation should be accompanied by the following: (i) the name, address, e-mail address (if any), and telephone number of the shareholder, the number of shares of the Company’s Common Stock beneficially owned by the shareholder and proof of the shareholder’s beneficial ownership of the Company’s Common Stock by one of the means set forth in Rule 14a-8(b)(2) promulgated under the Exchange Act; (ii) the name, address, e-mail address (if any) and telephone number of the proposed nominee and the number of shares of the Company’s Common Stock beneficially owned by the nominee; (iii) a detailed description of the proposed nominee’s business, professional, public, academic, scientific or technological experience and other qualifications for Board membership, including the name and address of other businesses for which the proposed nominee has provided services, or for which he or she has served as a director, in the last five years, a description of the proposed nominee’s specific experience in such position and the proposed nominee’s academic achievements; (iv) a description of any potential conflicts between the interests of the Company and its shareholders and the proposed nominee; (v) a written agreement by the proposed nominee to serve as a member of the Company’s Board if nominated and elected; and (vi) a written representation by the shareholder and the proposed nominee that the proposed nominee is not an affiliate or affiliated party with respect to the shareholder.  The General Counsel will forward any recommendations to the Nominating and Corporate Governance Committee.  The nominating shareholder and proposed nominee may be requested to provide additional information regarding the shareholder or the proposed nominee and to attend one or more interviews, in each case, as requested by the Board or Nominating and Corporate Governance Committee.

See “Corporate Governance – Board Leadership Structure and Board and Committee Information – Nominating and Corporate Governance Committees” for a description of the standards used by the Nominating and Corporate Governance Committee to evaluate candidates recommended by shareholders.

OTHER MATTERS

At the date of this Proxy Statement, the Board is not aware of any matters to be presented for action at the Annual Meeting other than those described above.  However, if any other matters requiring a shareholder vote properly come before the meeting, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their best judgment, to the extent permitted by law, on such matters.

ANNUAL MEETING OF SHAREHOLDERS OF PERCEPTRON, INC. November 11, 2014 NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, Proxy Statement and 2014 Annual Report are available at http://www.astproxyportal.com/ast/05067/ Please sign, date and mail your proxy card in the envelope provided as soon as possible. Signature of Shareholder Date: Signature of Shareholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. 1. ELECTION OF DIRECTORS Directors recommend a vote for the following nominees to hold office until the Annual Meeting of Shareholders in 2015. O Jeffrey M. Armstrong O Kenneth R. Dabrowski O Philip J. DeCocco O W. Richard Marz O C. Richard Neely, Jr. O Robert S. Oswald O Terryll R. Smith 2. NON-BINDING RESOLUTION TO APPROVE THE COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS Directors recommend approval of the resolution. 3. RATIFY THE SELECTION OF BDO USA, LLP AS INDEPENDENT AUDITORS Directors recommend the ratification of the selection of BDO USA, LLC as the Company’s independent auditors. . If no choice is specified, this proxy will be voted "FOR" the election of the Company's nominees as Directors listed in Proposal 1 (including the election of any person for the Board of Directors where a nominee named in the Proxy Statement is unable or, for good cause, will not serve), "FOR" Proposal 2, and "FOR" Proposal 3. Discretionary authority is hereby conferred as to any other matters as may properly come before the Annual Meeting. The undersigned acknowledges receipt of the 2014 Annual Report, and the Proxy Statement and Notice of said meeting both dated October 13, 2014. FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: NOMINEES: PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x Please detach along perforated line and mail in the envelope provided. --------------- ---------------- 20730300000000000000 9 111114 FOR AGAINST ABSTAIN TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD.

1 --------------- . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . ---------------- 14475 PERCEPTRON, INC. THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF PERCEPTRON, INC. The undersigned shareholder hereby appoints JEFFREY M. ARMSTRONG, KEITH R. MARCHIANDO and DAVID W. GEISS, or any one of them, the attorney and proxies of the undersigned, with power of substitution, to vote all shares of common stock of Perceptron, Inc. standing in the name of the undersigned at the close of business on September 19, 2014 at the Annual Meeting of Shareholders of Perceptron, Inc. to be held on Tuesday, November 11, 2014 at 9:00 a.m., local time, and at any and all adjournments thereof, with all the powers the undersigned would possess if then and there present. The shareholder instructs the proxies to vote as specified on this proxy on the matters described in the Proxy Statement dated October 13, 2014. Proxies will be voted as instructed. (Continued and to be signed on the reverse side) SEE REVERSE SIDE COMMENTS: ELECTRONIC ACCESS TO FUTURE DOCUMENTS If you would like to receive future shareholder communications over the Internet exclusively, and no longer receive any material by mail please visit http://www.amstock.com. Click on Shareholder Account Access to enroll. Please enter your account number and tax identification number to log in, then select Receive Company Mailings via E-Mail and provide your e-mail address.